UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
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the Securities Exchange Act of 1934
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THE WET SEAL, INC.

(Name of Registrant as Specified In its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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THE WET SEAL, INC.
26972 Burbank
Foothill Ranch, California 92610
April 18, 2013
Dear Stockholder:
You are cordially invited to attend the Annual Meeting of Stockholders of The Wet Seal, Inc., or the Annual Meeting, to be held at The Wet Seal, Inc.’s principal executive offices located at 26972 Burbank, Foothill Ranch, California 92610, beginning at 10:00 a.m., Pacific Time, on Thursday, May 23, 2013, or any adjournment, postponement or extension thereof.
During the Annual Meeting, the matters described in the accompanying Proxy Statement will be considered. In addition to the formal items of business to be brought before the Annual Meeting, there will be an opportunity to ask appropriate questions of general interest to stockholders.
I hope you will be able to join us at the Annual Meeting. Whether or not you expect to attend, you are urged to complete, date, sign and return the enclosed proxy card in the envelope provided in order to make certain that your shares will be represented at the Annual Meeting. Your vote is important regardless of the number of shares you own.

Sincerely,

John D. Goodman
Chief Executive Officer

THE WET SEAL, INC.
26972 Burbank
Foothill Ranch, California 92610
___________________________________________________
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON
May 23, 2013
___________________________________________________
Notice is hereby given that the Annual Meeting of Stockholders, or the Annual Meeting, of The Wet Seal, Inc., or our Company, will be held at our Company’s principal executive offices, located at 26972 Burbank, Foothill Ranch, California 92610, on Thursday, May 23, 2013, or any adjournment, postponement or extension thereof.
The Annual Meeting will begin at 10:00 a.m., Pacific Time. At the Annual Meeting you will be asked to consider and vote upon:

1.
The election of a Board of Directors consisting of seven directors to serve until our Company’s 2014 Annual Meeting of Stockholders and until their successors are duly elected and qualified. The attached Proxy Statement, which accompanies this Notice, includes the names of the nominees to be presented by our Board of Directors for election;

2.	A proposal to approve, on an advisory (non-binding) basis, the compensation of our named executive officers, or the Say-on-Pay Proposal;

3.	The ratification of the appointment of Deloitte & Touche LLP, an independent registered public accounting firm, as independent auditor of our Company for fiscal 2013; and

4.	Such other business, if any, as may properly come before the Annual Meeting or any adjournment, postponement or extension thereof.
If you owned our Company’s Class A common stock at 5:00 p.m., Eastern Time, on April 5, 2013, you may vote at this meeting or any adjournment, postponement or extension thereof. A list of stockholders entitled to vote will be available for examination by any stockholder for any purpose germane to the Annual Meeting at the principal executive offices of our Company. The list of stockholders will be available during normal business hours for a period of ten days prior to the Annual Meeting.
To assure that your shares will be represented at the Annual Meeting, please sign and promptly return the accompanying proxy card in the enclosed envelope. You may revoke your proxy at any time before it is voted.
If you have any questions about the proposals, including the procedures for voting your shares, please contact Alyson G. Barker, the Corporate Secretary of our Company, at (949) 699-3900.

BY ORDER OF OUR BOARD OF DIRECTORS

John D. Goodman
Chief Executive Officer

Foothill Ranch, California
Dated: April 18, 2013

i

THE WET SEAL, INC.
26972 Burbank
Foothill Ranch, California 92610
____________________________________________
PROXY STATEMENT
____________________________________________
2013 Annual Meeting of Stockholders
This Proxy Statement is furnished by the Board of Directors of The Wet Seal, Inc., or our Company, we or us, in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders of our Company, or the Annual Meeting.
The Annual Meeting, or any adjournments, postponements or extensions thereof, will be held at our Company’s principal executive offices, located at 26972 Burbank, Foothill Ranch, California 92610, on Thursday, May 23, 2013. The Annual Meeting will begin at 10:00 a.m., Pacific Time. This Proxy Statement and related materials are first being mailed to stockholders on or about April 23, 2013.
ABOUT THE MEETING
What is the purpose of the meeting?
The Annual Meeting has been called to have our stockholders consider and vote upon:

1.
The election of Dorrit M. Bern, Kathy Bronstein, Lynda J. Davey, John D. Goodman, Mindy C. Meads, John S. Mills, and Kenneth M. Reiss to serve on our Company’s Board of Directors until our Company’s 2014 Annual Meeting of Stockholders, or the 2014 Annual Meeting, and until their successors are duly elected and qualified (each of the nominated individuals is a current member of our Company’s Board of Directors);

2.	A proposal to approve, on an advisory (non-binding) basis, the compensation of our named executive officers, or the Say-on-Pay Proposal;

3.	The ratification of the appointment of Deloitte & Touche LLP, an independent registered public accounting firm, as independent auditors of our Company for fiscal 2013; and

4.	Such other business, if any, as may properly come before the Annual Meeting, or any adjournment, postponement or extension thereof.
Who is entitled to vote at the Annual Meeting?
Only holders of record of our Company’s Class A common stock and Class B common stock are entitled to receive notice of, and to vote at, the Annual Meeting. The record date for determining such holders is 5:00 p.m., Eastern Time, on April 5, 2013.
How many shares are outstanding and entitled to vote at the Annual Meeting?
At 5:00 p.m., Eastern Time, on the record date, there were 89,194,404 shares of our Company’s Class A common stock issued and outstanding. On that date, no shares of our Company’s Class B common stock were issued and outstanding.
Holders of Class A common stock are entitled to one vote per share. There are no cumulative voting rights with respect to the election of directors.

What constitutes a quorum for voting on the proposals?
The presence, in person or by proxy, of the holders of a majority of our Class A common stock shares outstanding and entitled to vote is necessary to constitute a quorum at the Annual Meeting. As of the record date for this Proxy Statement, 89,194,404 shares of Class A common stock, representing the same number of votes, were issued and outstanding. Accordingly, the presence of the holders of Class A common stock representing at least 44,597,202 votes will be necessary to establish a quorum.
Under Delaware law, abstentions and broker “non-votes” will be counted for purposes of establishing a quorum at the Annual Meeting, but will not be counted towards the vote total for the election of directors or the Say-on-Pay Proposal. Abstentions will also not be counted towards the vote total for Proposal 3; however, because brokers will have discretion to vote shares of the Company’s Class A common stock in their discretion without the direction of their clients on Proposal 3, there will not be any broker non-votes with respect to Proposal 3.

What is a broker “non-vote”?
Brokers who hold shares for the accounts of their clients may vote such shares either as directed by their clients or in their own discretion if permitted by the stock exchange or other organization of which they are members.
The election of directors and the Say-on-Pay Proposal are “non-discretionary,” and brokers who have received no instructions from their clients do not have discretion to vote on those items. When a broker votes a client’s shares on some but not all of the proposals at a meeting, the missing votes are referred to as broker “non-votes.” Abstentions and broker “non-votes” will not be counted as a vote FOR or AGAINST any matter. The ratification of the appointment of our independent registered public accounting firm as our independent auditors for fiscal 2013 (Proposal 3) is a discretionary matter on which brokers may vote without instructions from their clients.
How will my shares be voted?
The shares represented by each properly executed unrevoked proxy received in time for the Annual Meeting will be voted in accordance with the instructions specified therein. In the absence of instructions, each proxy will be voted FOR all seven nominees for directors, FOR Proposal 2, and FOR Proposal 3 and will be voted in accordance with the discretion of the proxy holders upon all other matters, if any, which may properly come before the Annual Meeting. No appraisal rights exist for any action proposed to be taken at the Annual Meeting.
Can I revoke my proxy?
Any proxy received by our Company may be subsequently revoked by the stockholder at any time before it is voted at the Annual Meeting by delivering a subsequent proxy or other written notice of revocation to our Company at our principal executive offices or by attending the Annual Meeting and voting in person.
DELIVERY OF PROXY MATERIALS AND ANNUAL REPORT
Only one Proxy Statement, proxy card and Annual Report on Form 10-K for the fiscal year ended February 2, 2013, or the 2012 Annual Report, are being delivered by our Company to multiple stockholders sharing an address, unless our Company receives contrary instructions in writing. Our Company will deliver, promptly upon written or oral request, a separate copy of this Proxy Statement and accompanying materials, including a proxy card and the 2012 Annual Report, to stockholders at a shared address to which a single copy was delivered.
A stockholder who wishes to receive a separate copy of this Proxy Statement and accompanying materials now or in the future, or stockholders sharing an address who are receiving multiple copies of proxy materials and wish to receive a single copy of such materials, should submit a request via mail to our Company’s principal executive offices located at 26972 Burbank, Foothill Ranch, California 92610. Alternatively, such a request may be made by telephone at (949) 699-3900.

INTERNET AVAILABILITY OF THIS PROXY STATEMENT
Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting
To Be Held on Thursday, May 23, 2013
Our official Notice of Annual Meeting of Stockholders, this Proxy Statement, a form of proxy and the 2012 Annual Report are available on our website at www.wetsealinc.com. You may request an email copy of the proxy materials, including this Proxy Statement, a form of proxy and the 2012 Annual Report, or you may request an additional paper copy of these proxy materials, by submitting a request via mail to our principal executive offices located at 26972 Burbank, Foothill Ranch, California 92610. Alternatively, such a request may be made by telephone at (949) 699-3900. In order to facilitate timely delivery of such additional proxy materials, such a request must be made by May 9, 2013. We are unable to guarantee the timely delivery of additional proxy materials, via email or in hard copy, for requests made after this date.

PROPOSAL 1
ELECTION OF DIRECTORS
General
In accordance with our Company's Bylaws, as amended, or the Bylaws, the number of directors that constitute our Board of Directors shall be determined from time to time by resolution of our Board of Directors. Upon the expiration of the term of directors, nominees are elected to serve for a term of one year and until their respective successors have been elected and qualified. Each director shall hold office until the next regular meeting of the stockholders after such director's election and until a successor is elected and has qualified, or until the earlier death, resignation, removal or disqualification of the director.
Nominees
The following directors will stand for election at the Annual Meeting: Mses. Dorrit M. Bern, Kathy Bronstein, Lynda J. Davey, and Mindy C. Meads and Messrs. John D. Goodman, John S. Mills, and Kenneth M. Reiss.
Unless otherwise directed, the persons named in the proxy intend to vote all proxies FOR the election of Mses. Bern, Bronstein, Davey, and Meads and Messrs. Goodman, Mills, and Reiss to our Board of Directors. The nominees have consented to serve as directors of our Company if elected. If, prior to the Annual Meeting, any of the nominees is unable or declines to serve as a director, the discretionary authority provided in the enclosed proxy may be exercised to vote for a substitute candidate designated by our Board of Directors. Our Board of Directors has no reason to believe any of the nominees will be unable or will decline to serve as a director.
Set forth below is certain information furnished to our Company by the director nominees, with ages as of April 5, 2013. There are no family relationships between or among any directors or executive officers of our Company.

Name and Age	Principal Occupation and Background
Dorrit M. Bern Age: 62
Ms. Dorrit M. Bern has been a director of our Company since October 4, 2012. Ms. Bern is Chair of our Compensation Committee and also serves as a member of our Audit Committee. Ms. Bern is the former Chairperson of the Board, Chief Executive Officer and President of Charming Shoppes, Inc., a retailer specializing in women's plus-size fashion, where she served from 1995-2008. Prior to that time, Ms. Bern was Group Vice-President of women's apparel and home fashions for Sears, Roebuck and Co., a department store retailer. Ms. Bern previously served on each of the Board of Directors of Southern Company, one of the largest generators of electricity in the United States where she also served as Chairperson of the Finance Committee and a member of the Audit Committee, Brunswick Corporation, a market leader in the marine, fitness and bowling and billiards industries where she also served as a member of the Audit and Compensation Committees, and OfficeMax Inc., an office supply retailer where she also served on the Audit and Executive Compensation Committees. In addition, Ms. Bern was a trustee for Pennsylvania Real Estate Investment Trust, a REIT specializing in shopping malls and power centers in the eastern United States, was a member of the advisory board for U.S. Foodservice, a division of Ahold Inc., an international supermarket operator, and a board member of the National Retail Federation. Ms. Bern was the Edward V. Fritsky Chair in Leadership at the University of Washington and currently serves on the board for Foster Business School at the University of Washington. Ms. Bern is also currently a member of The Committee of 200, America's Women Business Leaders, and a member of the advisory board of the Jay H. Baker Retailing Center at the Wharton Business School at the University of Pennsylvania, where she is an instructor in Continuing Board Education. Our Board of Directors believes that Ms. Bern' expertise as an executive in the women's apparel retail industry and her experience serving as a member of several public company boards of directors and instructing others on board operations and duties qualify her for her continued service on the Board of Directors.

Kathy Bronstein Age: 61
Ms. Kathy Bronstein has been a director of our Company since September 18, 2012, and she serves as a member of our Nominating and Governance and Compensation Committees. Since 2003, Ms. Bronstein has owned and operated KB Bronstein Consulting, a consulting practice that advises numerous large public and privately held retail businesses. In addition, from 1992-2003, Ms. Bronstein served as Chief Executive Officer and Vice Chairperson of The Wet Seal, Inc. and from 1985-1992, Ms. Bronstein served as Executive Vice President and Chief Merchandising Officer of The Wet Seal, Inc. Ms. Bronstein currently serves on the boards of directors of Chapman University and Goodwill Industries of Orange County. Our Board of Directors believes that Ms. Bronstein's extensive experience managing and consulting junior apparel retailers, including her previous experience as Chief Executive Officer of our Company, qualify her for her continued service on the Board of Directors.

Lynda J. Davey Age: 58
Ms. Lynda J. Davey has been a director of our Company since October 4, 2012. Ms. Davey is Chair of the Board of Directors and is a member of the Compensation Committee. Ms. Davey has served as Chairperson and Chief Executive Officer of Avalon Group Ltd, a boutique investment bank, and Avalon Securities Ltd., a FINRA and SEC registered broker dealer, since she co-founded the companies in 1992. Prior to her work at Avalon, Ms. Davey worked at Salomon Brothers, an investment banking firm, and was President of Tribeca Corp, a merchant bank with large equity investments in public consumer companies and private buyouts. Ms. Davey serves on the board and chairs the audit committee of the Girl Scout Council of Greater New York, Inc. Ms. Davey is also founder and manager of Verite Capital Partners, a consulting and investment firm, and from 1998 to 2001, Ms. Davey served on the Advisory Council of Wells Fargo's Capital Finance Group and its predecessor entity, the Paragon Capital Retail Group. Ms. Davey previously served on the board of directors and was head of the audit committee for ICTS International, an Amsterdam based public security firm, served as a board member of Tuffy Associates Corp., a private auto service franchiser, Jane Cosmetics and Textus, a private textile company, and was a founding member of the Advisory Board of FIT's Center for Design Innovation. Our Board of Directors believes that Ms. Davey's extensive knowledge of consumer product and retail companies, and her experience as an executive and expert in investment banking and corporate transactions, qualify her for her continued service on the Board of Directors.

John D. Goodman Age: 48
Mr. John D. Goodman has been a director of our Company since September 18, 2012 and on January 7, 2013, Mr. Goodman was appointed the Company's Chief Executive Officer. Prior to joining our Company, Mr. Goodman was Executive Vice President, Apparel and Home at Sears Holding Corporation from November 2009 until January 2012. Mr. Goodman was also the Chief Executive Officer and a member of the board of directors of Charlotte Russe Holding, Inc., from November 2008 to October 2009. From April 2008 to October 2008, Mr. Goodman served as President and Chief Executive Officer of Mervyn's LLC department stores, which filed for Chapter 11 bankruptcy protection in July 2008. From 2005 to 2008, Mr. Goodman served as President and General Manager of the Dockers brand at Levi Strauss & Co., and from 2003 to 2005, Mr. Goodman was the Senior Vice President and Chief Apparel Officer for Kmart Holding Corporation. Earlier in his career, Mr. Goodman held various executive positions over a 10 year period while at Gap, Inc. Mr. Goodman previously served on the board of directors of Bleach Group, Inc., a lifestyle brand company. Our Board of Directors believes that Mr. Goodman's extensive experience in the retail industry, and particularly in senior management roles, and his leadership ability qualify him for his continued service on the Board of Directors.

Mindy C. Meads Age: 61
Ms. Mindy C. Meads has been a director of our Company since October 4, 2012. Ms. Meads is Chair of the Nominating and Governance Committee and is a member of the Compensation Committee. Ms. Meads served as a Co-Chief Executive Officer of Aeropostale, Inc. from 2009 to 2010, and was President of Aeropostale, Inc. from 2007 to 2009. From 2003 to 2005, Ms. Meads served as Chief Executive Officer of Lands' End, the apparel retailer that is now a division of Sears Holding Corporation. Prior to that time, Ms. Meads held a variety of executive merchandising and operating positions at Lands' End, Sears, Gymboree, The Limited and R.H. Macy's, all nationwide retailers. Ms. Meads currently serves on the board of directors and is a member of the compensation committee of Mela Sciences, Inc., a publicly held biotech company. Ms. Meads is a member of The Committee of 200, America's Women Business Leaders, and has served as a trustee and a member of the Audit Committee of The Master School, a private high school in New York, since 2010. Ms. Meads is a former director of the Federal Reserve Board for the 7th District (Chicago). Our Board of Directors believes Ms. Meads' extensive experience in the retail industry, and particularly in senior management roles, qualify her for her continued service on the Board of Directors.

John S. Mills Age: 65
Mr. John S. Mills has been a director of our Company since October 4, 2012. Mr. Mills is a member of our Audit and Compensation Committees. Since 2006, Mr. Mills has served as President of SDE, a consulting firm that specializes in the retail sector, store operations and growth strategies. From 2004 to 2006, Mr. Mills was Chairman of the Board of G and G Stores Inc., a specialty retailer focused on teenage women. From 2000 to 2004, Mr. Mills served as the President and Chief Operating Officer of Aeropostale Inc., and was the Executive Vice President - Director of Operations at Aeropostale, Inc. from 1998 to 2000. Mr. Mills served on the board of directors for Aeropostale, Inc. from 1998 to 2004. From 1994 to 1998, Mr. Mills held several executive positions in operations for Federated Specialty Stores, the specialty retail division of Federated Department Stores, Inc. Mr. Mills also held various executive positions within the divisions, including its specialty store division, of R.H. Macy & Co., Inc. Mr. Mills currently serves on the board of directors of VILLA, Inc., an apparel and footwear retailer. Mr. Mills has served as a private advisor to Cerberus Capital and Rosewood Capital, and on the board of directors of Marc Ecko Enterprises, a global fashion and lifestyle company. Our Board of Directors believes that Mr. Mills' expertise as an executive in the apparel retail industry, his advisory practice and his experience as a member of the board of directors for several companies qualify him for his continued service on the Board of Directors.

Kenneth M. Reiss Age: 70
Mr. Kenneth M. Reiss has been a director of our Company since January 27, 2005. Mr. Reiss is Chairman of our Audit Committee and also serves as a member of our Nominating and Governance Committee. Prior to his retirement in June 2003, Mr. Reiss was a partner at the accounting firm of Ernst & Young L.L.P., where he served as the lead auditor for several publicly traded companies, including Toys “R” Us, Inc., Staples, Inc., Phillips-Van Heusen, Inc. and Kenneth Cole Productions, Inc. Mr. Reiss serves on the Board of Directors, is the Chairman of the Audit Committee and a member of the Governance and Nominating Committee of Harman International Industries, Inc., a manufacturer of audio and electronic products for automotive, consumer and professional use. Mr. Reiss also serves on the Board of Directors and is the Chairman of the Audit Committee of The Children's Place Retail Stores, Inc. Additionally, Mr. Reiss previously served on the boards of directors of each of Eddie Bauer Holdings, Inc., a holding company that operates a specialty retailer of men's and women's apparel, and Guitar Center, Inc., a musical instrument retail chain. Our Board of Directors believes that Mr. Reiss' extensive audit, accounting and financial experience and expertise, and his knowledge and experience with retail and apparel companies, qualify him for his continued service on the Board of Directors.

Vote Required to be Elected as a Director
Election of the nominees to our Board of Directors requires the affirmative vote of the majority of the votes cast by holders of outstanding shares of the Company's Class A common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. There are no cumulative voting rights with respect to the election of directors, and broker non-votes and abstentions will not be treated as votes cast with respect to the election of directors.
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS
VOTE “FOR” THE ELECTION OF EACH OF THE ABOVE NOMINEES.

CORPORATE GOVERNANCE MATTERS
Corporate Governance Guidelines
Our Company has adopted The Wet Seal, Inc. Code of Business Ethics and Conduct that is applicable to all directors, officers and employees. The purpose of our Code of Business Ethics and Conduct is to foster compliance with applicable laws affecting our Company and set a standard for our expectations for business conduct. We have also adopted a Code of Ethics Policy for our Senior Financial Officers to promote ethical conduct in the practice of financial management and corporate governance. In addition, we have also adopted Corporate Governance Guidelines that identify corporate governance policy standards for our directors, officers and committees of our Board of Directors. Our Code of Business Ethics and Conduct, our Code of Ethics Policy for our Senior Financial Officers and our Corporate Governance Guidelines are available on our website at www.wetsealinc.com.
Director Independence
All members of our Board of Directors other than Mr. Goodman, our Chief Executive Officer, have been determined to be “independent” directors in accordance with Nasdaq Global Market listing standards and applicable rules and regulations promulgated under the Securities Exchange Act of 1934, as amended, or the Exchange Act. This determination by our Board of Directors is based upon an individual evaluation of each of our directors, including his or her lack of an employment relationship with us or any other relationship which, in the opinion of our Board of Directors, would interfere with the exercise of independent judgment in carrying out a director's responsibilities. Our Board of Directors considered Ms. Bronstein's previous employment with the Company as the Chief Executive Officer and Vice Chairperson from 1992 to 2003 and as an Executive Vice President from 1985 to 1992, ensured that she does not currently receive any payments from the Company other than for her services as a director and concluded that she is an independent director.
Our Chief Executive Officer, Mr. Goodman, is not a member of any committees of our Board of Directors. The independent directors meet regularly during every quarterly Board of Directors meeting in separate executive session without any member of our Company management present. The Chair of the Board of Directors, who is an independent director, presides over these meetings.
Relationships Between Directors
Before the Board of Directors made the independence determination described in the preceding paragraph, Mr. Reiss advised the Board of Directors that he holds a 2% equity interest in Macellum Capital Management, LLC and a small investment (valued at less than 2% of total funds invested) in the fund managed by Macellum Capital Management, LLC. In addition, Mr. Reiss informed the Board of Directors that he also has provided approximately two hours per week of advisory services to Macellum Capital Management, LLC. Mr. Jonathan Duskin, a member of the Company's Board of Directors from March 6, 2006 until October 4, 2012, is the General Partner of Macellum Capital Management, LLC. The organizational documents of the Macellum Fund preclude the fund from taking any position in companies in which any of its advisors are members of the Board of Directors or serve as management. Our Board of Directors has considered this relationship in determining the independence of Mr. Reiss and concluded that, due to such directors' representations and the fact that the investment amount is not significant with respect to the investment fund or to the personal financial position of Mr. Reiss, such relationship does not affect Mr. Reiss' independence. In addition, it was determined that Mr. Reiss' advisory responsibilities and related compensation do not affect his independence.
Review, Approval or Ratification of Related Party Transactions

The Company has not entered into or proposed entering into any transaction valued in excess of $120,000 in which any related party had or will have a direct or indirect material interest. Nevertheless, the Board of Directors of the Company has adopted the Company's Code of Business Ethics and Conduct, or the Code, a copy of which is posted on the Company's website at www.wetsealinc.com. The Code, which is administered by the Company's Corporate Ethics/Compliance Officer, applies to any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which the Company or one of its subsidiaries participates and a related person had, has or will have a direct or indirect interest. Each director or executive officer of the Company must notify the Company's Corporate Ethics/Compliance Officer of any interest that such individual or an immediate family member of such individual had, has or may have, in a related person transaction, and the Company's Corporate Ethics/Compliance Officer must, in turn, determine whether or not the transaction is in the best interest of the Company. For purposes of the Code, a “related person” includes any director or executive officer of the Company or a relative of such director or executive officer, which, in turn, includes his or her spouse, children, parents, siblings, in-laws and any other relatives who reside or share a home with such director or executive officer of the Company.

Committees of Our Board of Directors
Our Board of Directors has established three committees consisting of the Audit Committee, Compensation Committee and Nominating and Governance Committee. Our Board of Directors has adopted charters for each of its committees, which are posted on our Company's website at www.wetsealinc.com. The current members of the committees are identified in the table below:

Director	Audit Committee	Compensation Committee	Nominating and Governance Committee
Dorrit M. Bern	X	(Chair)	—
Kathy Bronstein	—	X	X
Lynda J. Davey	—	X	—
Mindy C. Meads	—	X	(Chair)
John S. Mills	X	X	—
Kenneth M. Reiss	(Chair)	—	X
Meetings and Attendance of Directors
Our Board of Directors and its committees held the following number of meetings during the fiscal year ended February 2, 2013:

Group	Meetings
Board of Directors	27
Audit Committee	6
Compensation Committee	7
Nominating and Governance Committee	3
All of the directors, then in office, attended 75% or more of the total number of meetings of our Board of Directors and of committee(s) of the Board of Directors on which they served and that were held during the fiscal year ended February 2, 2013.
Our Company requires that all of our incumbent directors and director nominees attend the annual meeting of stockholders unless a director gives prior notice to the Chairman of the Board of Directors of his or her inability to attend. All members of our Board of Directors, then in office, participated in the 2012 annual meeting of stockholders.
Audit Committee
Our Audit Committee is composed entirely of non-management directors, each of whom our Board of Directors has determined is “independent” in accordance with Nasdaq Global Market listing standards and applicable rules and regulations promulgated under the Exchange Act. Mr. Reiss has served on our Audit Committee from 2005 through the date of this Proxy Statement. During fiscal 2012, Messrs. Jonathan Duskin, Sidney M. Horn and Henry D. Winterstern served as members of our Audit Committee up until their resignations from our Board of Directors on October 4, 2012. Ms. Bern and Mr. Mills have served as members of our Audit Committee from October 9, 2012 through the date of this Proxy Statement. Mr. Goodman served as a member of our Audit Committee from October 9, 2012 through January 7, 2013, when he became our Company's Chief Executive Officer.
Our Audit Committee is responsible for reviewing and, as it shall deem appropriate, making recommendations to our Board of Directors with respect to, internal accounting and financial controls for our Company and accounting principles and auditing practices and procedures to be employed in the preparation and review of our Company's financial statements and press releases relating to our Company's financial statements and results of operations. Our Audit Committee is also responsible for recommending to our Board of Directors independent registered public accountants to audit the annual financial statements of our Company, as well as for reviewing the scope of the audit as determined by the accountants. The charter of our Audit Committee is available on our Company's website at www.wetsealinc.com.
Mr. Reiss, the Chairman of our Audit Committee, has 38 years of experience in auditing public companies during his tenure at Ernst & Young L.L.P. and Ms. Bern, has served in the capacity of Chief Executive Officer and President of Charming Shoppes, Inc. and has served on the Finance and Audit Committees of various companies throughout her career, have been determined by our Board of Directors to be “audit committee financial experts” under the regulations of the Securities and Exchange Commission, or the SEC, and to be “financially sophisticated” under applicable Nasdaq Global Market listing standards by virtue of their experience described above in the section captioned “ELECTION OF DIRECTORS.”

Compensation Committee
Each of the directors comprising our Compensation Committee is not a member of management and has been determined by our Board of Directors to be “independent” in accordance with Nasdaq Global Market listing standards. During fiscal 2012, Mr. Winterstern served as our Compensation Committee Chair and Messrs. Duskin, Horn, and Harold D. Kahn served as members of our Compensation Committee up until their resignations from our Board of Directors on October 4, 2012. Ms. Bern was appointed as the Chair of our Compensation Committee on October 9, 2012 and continues to serve in this role through the date of this Proxy Statement. Mses. Bronstein, Davey and Meads and Mr. Mills have served as members of our Compensation Committee since October 9, 2012 through the date of this Proxy Statement. Our Compensation Committee reviews and proposes to the Board of Directors for approval the compensation of our Chief Executive Officer and the compensation of our other executive officers, administers our equity-based compensation plans and reviews the disclosures in the Compensation Discussion and Analysis and the annual Compensation Committee report for inclusion in our Company's annual Proxy Statement.
Under The Wet Seal, Inc. Amended and Restated 2005 Stock Incentive Plan, or the Amended and Restated Plan, our Compensation Committee approves the grant of Awards (as defined in the Amended and Restated Plan) including options, restricted stock, performance shares, restricted share units, performance share units, share purchases, share awards or any other awards based on the value of our common shares to our directors, named executive officers and other Company personnel and consultants to our Company. In addition, our Compensation Committee recommends for approval by the Board of Directors bonus guidelines and equity-based awards to be granted to our named executive officers and directors as well as grants our Chief Executive Officer certain levels of authority to grant equity-based awards to other Company employees. Our Compensation Committee also reviews and recommends for approval by the Board of Directors contractual employment and compensation arrangements with our named executive officers and other members of senior management and oversees the administration of our employee benefits and benefit plans. The charter of our Compensation Committee is available on our Company's website at www.wetsealinc.com.
Nominating and Governance Committee
Our Nominating and Governance Committee is composed entirely of non-management directors, each of whom our Board of Directors has determined is “independent” in accordance with Nasdaq Global Market listing standards. During fiscal 2012, Mr. Horn served as our Nominating and Governance Chair and Mr. Kahn served as a member of our Nominating and Governance Committee up until their resignations from our Board of Directors on October 4, 2012. Ms. Meads was appointed as the Chair of our Nominating and Governance Committee on October 9, 2012 and continues to serve in this role through the date of this Proxy Statement. Ms. Bronstein has served as a member of our Nominating and Governance Committee from October 9, 2012 through the date of this Proxy Statement. Mr. Reiss has served as a member of our Nominating and Governance Committee from December 2009 through the date of this Proxy Statement. Mr. Goodman served as a member of our Nominating and Governance Committee from October 9, 2012 through January 7, 2013, when he became our Company's Chief Executive Officer.
Our Nominating and Governance Committee proposes to our Board of Directors and to stockholders a slate of director nominees in connection with the election of directors. It also advises our Board of Directors with respect to board procedures and committees, oversees the evaluation of our Board of Directors and develops, recommends and reviews our corporate governance guidelines. The charter of our Nominating and Governance Committee is available on our Company's website at www.wetsealinc.com.
In discharging its responsibilities to nominate candidates for election to our Board of Directors, our Nominating and Governance Committee has not specified any minimum qualifications for serving on our Board of Directors. However, our Nominating and Governance Committee's criteria for selecting new directors includes possession of such knowledge, experience, skills, expertise and diversity in business, background and experience as may enhance our Board of Directors' ability to manage and direct the affairs and business of our Company. Our Nominating and Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director. Candidates may come to the attention of our Nominating and Governance Committee through current directors, professional search firms, stockholders or other persons. Candidates may be considered at any point during the year. For additional information on stockholder recommendations for nominees to our Board of Directors, please see the section below under the caption “STOCKHOLDER NOMINEES.”
Executive Sessions; Meetings with Management
The non-management members of our Board of Directors, which include each member of our Board of Directors other than Mr. Goodman, meet in executive session on a quarterly basis. From time to time, executives from our third party internal audit provider and our Internal Audit Manager meet with our Audit Committee to review the internal audit function and compliance with the internal controls requirements under the Sarbanes-Oxley Act. Our Audit Committee also meets in executive session with the independent registered accountants regularly. All other committees are given the opportunity to meet without management as they deem necessary.

Senior members of our Company's management are routinely invited to make presentations to our Board of Directors or committees to provide management insight into items being discussed by our Board of Directors. In addition, members of our Board of Directors have free access to all other members of management and employees of our Company.
Board Leadership Structure and Risk Management

The roles of Chief Executive Officer and Chair of the Board of Directors are separate in recognition of the differences between the two roles. The Chief Executive Officer is responsible for setting the strategic direction for our Company and the day-to-day leadership and performance of the Company, while the Chair of the Board of Directors provides guidance to the Chief Executive Officer, sets the agenda for Board of Directors meetings and presides over meetings of the full Board of Directors. We believe this structure provides strong leadership for our Board of Directors, while also positioning our Chief Executive Officer as the leader of our Company in the eyes of our customers, vendors and stockholders.
Our Company is exposed to a number of risks, including economic, regulatory, legal and others risks, such as the impact of competition and general economic conditions. Management is responsible for the day-to-day management of risks our Company faces, while the Board of Directors, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, the Board of Directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are reasonably adequate and functioning as designed.
The Board of Directors believes that establishing an appropriate “tone at the top” and that full and open communication between management and the Board of Directors are essential for effective risk management and oversight. Our Chair of the Board of Directors meets regularly with our Chief Executive Officer and other senior officers to discuss strategy and the risks facing our Company. In addition, senior management attends the quarterly Board meetings and is available to address any questions or concerns raised by the Board of Directors on risk management and any other matters. Each quarter, the Board of Directors is provided an update by senior management on strategic matters involving our operations.
While the Board of Directors is ultimately responsible for risk oversight at our Company, our three Board committees assist the Board of Directors in fulfilling its oversight responsibilities in specific areas of risk. The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities with respect to risk management in the areas of financial reporting, internal controls and compliance with legal and regulatory requirements. Our Company's Compensation Committee assists the Board of Directors in fulfilling its oversight responsibilities with respect to management of risks arising from our compensation policies and programs. The Nominating and Governance Committee assists the Board of Directors in fulfilling its oversight responsibilities with respect to the management of risks associated with board organization, membership and structure and succession planning for our directors and corporate governance.

Executive Officers
The following is a list, as of April 5, 2013, of the names, ages and certain biographical information for the executive officers of our Company who are not also directors.

Name and Age	Principal Occupation and Background
Steven H. Benrubi Age: 46
Mr. Steven H. Benrubi was appointed our Executive Vice President, Chief Financial Officer in September 2007. Since June 2005, Mr. Benrubi had previously served as our Vice President and Corporate Controller. Immediately prior to that, from August 2003, he served as Vice President and Corporate Controller of CKE Restaurants, Inc., a public corporation and the parent company of several fast-food restaurant chains, including Carl's Jr. and Hardee's. Prior to his employment with CKE Restaurants, Inc., Mr. Benrubi served as treasurer of Champion Enterprises, Inc., a public corporation and manufacturer and retailer of manufactured homes.

Sharon Hughes Age: 53
Ms. Sharon Hughes was appointed our President and Chief Merchandising Officer, Arden B Division, in November 2009 and continued in such role until her resignation on April 11,2013. Ms. Hughes previously served as a consultant to the Arden B merchant team from February 2008 to November 2009. Before then, from 2002 to 2008, Ms. Hughes provided merchandising and operational consulting services to various companies. From 1990 to 2002, Ms. Hughes was an employee of our Company and eventually served as our Senior Vice President of Merchandising for our Wet Seal Division. From 1984 to 1990, Ms. Hughes served as a general merchandise manager at Saturday's World, a women's specialty retailer based in Seattle, Washington. Before her employment at Saturday's World, Ms. Hughes served as a buyer for our Wet Seal Division, beginning in 1979.

Director Compensation

During fiscal 2012, all non-employee directors were entitled to receive the annual cash retainers set forth below, as approved by the Board of Directors.

Position	Annual Cash Retainer		Payment
Director		$65,000	Quarterly
Audit Committee Chair	An additional	$20,000	Quarterly
Other Committee Chair	An additional	$10,000	Quarterly
Chair of our Board	An additional	$75,000	Quarterly
In addition to the foregoing cash compensation program, each non-employee director received a restricted stock grant having a cash value of $125,000, pro-rated for those board members appointed to our Board of Directors subsequent to February 1, 2012 based upon the number of days of service in fiscal 2012. Based upon the closing stock price of our Class A common stock on February 1, 2012, September 18, 2012 or November 13, 2012, Messrs. Duskin, Horn, Kahn, Reiss and Winterstern, received 34,916 shares of our restricted stock, Ms. Bronstein and Mr. Goodman received 15,245 shares of our restricted stock and Mses. Bern, Davey, and Meads and Mr. Mills received 14,122 shares of our restricted stock, respectively. On October 4, 2012, Messrs. Duskin, Horn, Kahn and Winterstern each vested in 23,532 shares and forfeited 11,384 shares of their restricted stock in connection with their resignations from our board of directors. Mses. Bern, Bronstein, Davey, and Meads and Messrs. Goodman, Mills and Reiss each vested in their restricted stock shares granted in fiscal 2012 on February 1, 2013.

Fiscal 2013 Compensation Policy
During fiscal 2012, the Board of Directors modified and approved its non-employee director compensation policy for fiscal 2013. The modifications made to the board compensation structure for fiscal 2013 represent reductions to both the annual cash retainers and the cash value of the annual stock grant compared to fiscal 2012, and is as set forth below.

Position	Annual Cash Retainer		Payment
Director		$55,000	Quarterly
Audit Committee Chair	An additional	$20,000	Quarterly
Other Committee Chair	An additional	$10,000	Quarterly
Chair of our Board	An additional	$20,000	Quarterly
The cash value of the annual restricted stock grant for fiscal 2013 was reduced to $110,000.
Accordingly, Mses. Bern, Bronstein, Davey, and Meads and Messrs. Mills and Reiss, all non-employee directors, received a restricted stock grant having a cash value of $110,000 on February 1, 2013, the date of issuance, as compensation for their services to be provided in fiscal 2013. Based upon the closing stock price of our Class A common stock on that date, each non-employee director received 39,711 shares of our restricted stock. These shares will vest on the one-year anniversary of the date of grant, February 1, 2014. See "Fiscal 2013 Compensation," for further information on fiscal 2013 board compensation. The awarding of stock options, restricted stock and/or performance shares by our Company to directors, in their capacity as such, is at the discretion of the Compensation Committee.
All directors are reimbursed for expenses incurred in connection with attendance at the meetings of our Board of Directors and committees.
Director Compensation Table
The following Director Compensation Table summarizes the compensation paid to our directors in fiscal 2012.

Name (1)	Fees Earned or Paid in Cash ($)	Share Awards ($) (2)	Total ($)
Dorrit M. Bern (3)	$23,695	$151,096	$174,791
Kathy Bronstein (4)	$23,393	$157,260	$180,653
Lynda J. Davey (3)	$44,231	$151,096	$195,327
Jonathan Duskin (5)	$48,750	$125,000	$173,750
Sidney M. Horn (5)	$56,250	$125,000	$181,250
Harold D. Kahn (5)	$361,250	$125,000	$486,250
Mindy C. Meads (3)	$23,695	$151,096	$174,791
John S. Mills (3)	$20,536	$151,096	$171,632
Kenneth M. Reiss (6)	$85,000	$235,000	$320,000
Henry D. Winterstern (5)	$56,250	$125,000	$181,250
_____________________

(1)
John D. Goodman was appointed to our Board of Directors on September 18, 2012 and served as a non-employee director until his appointment as our Chief Executive Officer on January 7, 2013. The compensation received by Mr. Goodman prior to January 7, 2013, as a non-employee director of our Company, is included in the “Summary Compensation Table.”

(2)
The amounts in this column reflect the grant date fair value of the restricted stock awards, determined in accordance with applicable accounting standards using the closing trading price of a share of our Class A common stock of $3.58, $3.10, $2.91 and $2.77 as of February 1, 2012, September 18, 2012, November 13, 2012, and February 1, 2013, respectively. The February 1, 2013 grant of 39,711 restricted shares, representing $110,000 of value, to each of Mses. Bern, Bronstein, Davey, and Meads and Messrs. Mills and Reiss represented the annual restricted stock grant related to their services to be provided in fiscal 2013, will vest on February 1, 2014 and represented all of the unvested restricted shares held by each member as of February 2, 2013. Messrs. Duskin, Horn, Kahn and Winterstern forfeited a pro-rata portion of their restricted shares, representing 11,384 restricted shares and $40,755 of the grant date fair value, upon their resignations from our Board of Directors on October 4, 2012.

(3)	Mses. Bern, Davey, and Meads and Mr. Mills were appointed to our Board of Directors on October 4, 2012.

(4)	Ms. Bronstein was appointed to our Board of Directors on September 18, 2012.

(5)	Messrs. Duskin, Horn, Kahn and Winterstern resigned from our Board of Directors on October 4, 2012.

(6)	Mr. Reiss was appointed to our Board of Directors on January 27, 2005.
Indemnification Agreements with our Directors
We have entered into indemnification agreements with each of our non-employee directors. These agreements require us, among other things, to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to our Company, and to advance expenses incurred as a result of any proceeding against them as to which they can be indemnified. We also expect to enter into indemnification agreements with our future non-management directors.
STOCKHOLDER NOMINEES
Our Nominating and Governance Committee considers properly submitted stockholder nominations for candidates for membership on our Board of Directors. There is no difference in the manner in which the Nominating and Governance Committee evaluates director candidates based on whether such candidate is recommended by the Nominating and Governance Committee or a stockholder. Any stockholder who desires to recommend a nominee for our Board of Directors must submit a letter addressed to our Corporate Secretary at our Company’s principal executive offices, located at 26972 Burbank, Foothill Ranch, California 92610, and which is clearly identified as a “Director Nominee Recommendation.” All recommendation letters must identify the author as a stockholder and provide a brief summary of the candidate’s qualifications, as well as contact information for both the candidate and the stockholder. Following verification of the stockholder status of persons proposing candidates, recommendations are aggregated and considered by our Nominating and Governance Committee. If any materials are provided by a stockholder in connection with the nomination of a director candidate, such materials are forwarded to our Nominating and Governance Committee.
Any stockholder recommendations for the 2014 Annual Meeting must be submitted no earlier than the opening of business on January 23, 2014, and no later than the close of business on February 22, 2014, to assure time for meaningful consideration and evaluation of the nominees by our Nominating and Governance Committee. In the event that the 2014 Annual Meeting is not within forty-five days before or after May 23, 2014, any stockholder recommendation for Board of Director nominees will be considered timely if it is received no earlier than the opening of business on the 120th day before the meeting and no later than the later of (i) the close of business on the 90th day before the meeting or (ii) the close of business on the 10th day following the day on which our Company first makes the public announcement of the date of the 2014 Annual Meeting.
Any stockholder recommendations for a special meeting of stockholders called for the purpose of electing directors must be submitted no later than the close of business on the 10th day following the day on which our Company first makes the public announcement of the date of the special meeting.

STOCKHOLDER COMMUNICATIONS
Our Company has adopted a formal process by which stockholders may communicate directly to directors. Under this process, any communication sent to a director or directors in care of our Corporate Secretary at our Company’s principal executive offices, located at 26972 Burbank, Foothill Ranch, California 92610, is forwarded to the specified director or directors. There is no screening process, other than to confirm that the sender is a stockholder, and all stockholder communications that are received by our Corporate Secretary to the attention of a director or directors are forwarded to the director or directors, with a copy to the Chairman of our Audit Committee.

PROPOSAL 2
ADVISORY VOTE ON EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Securities Exchange Act, stockholders have an opportunity to approve, on a non-binding, advisory basis, the compensation of our named executive officers (sometimes referred to as “Say-on-Pay”). Accordingly, the following resolution will be submitted for stockholder approval at the Annual Meeting:
RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion, is hereby approved.”
While this vote is non-binding, the Board of Directors and the Compensation Committee, which is comprised of independent directors, expect to take into account the outcome of this vote in considering future executive compensation arrangements.
As described in detail under “Compensation Discussion and Analysis,” the Board of Directors believes that our long-term success depends in large measure on our ability to attract and retain qualified personnel. Our compensation system plays a significant role in our ability to attract, retain and motivate the highest quality workforce. The Board believes that its current compensation program directly links executive compensation to performance, aligning the interests of our executive officers with those of our stockholders, and encourages you to review carefully the Compensation Discussion and Analysis beginning on page 15 of this Proxy Statement and the tabular and other disclosures on executive compensation beginning on page 24 of this Proxy Statement.
Proposal and Required Vote
At the Annual Meeting, stockholders will be asked to approve the advisory resolution set forth above approving the compensation of our named executive officers. Such approval will require the affirmative vote of a majority of the votes cast by holders of outstanding shares of our Class A common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the Proposal. Abstentions and broker non-votes will not be counted as votes cast with respect to this Say-on-Pay Proposal.
OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THIS SAY-ON-PAY PROPOSAL
At the 2012 annual meeting of stockholders, we provided our stockholders with the opportunity to cast an advisory vote on the compensation of our named executive officers as disclosed in the proxy statement for the 2012 annual meeting of stockholders, and our stockholders approved the proposal, with 96% of the votes cast in favor. At the 2011 annual meeting of stockholders, we also asked our stockholders to indicate if we should hold an advisory vote on the compensation of our named executive officers every one, two or three years, with our board of directors recommending an annual advisory vote. Because our board of directors views it as a good corporate governance practice, and because at our 2011 annual meeting of stockholders approximately 90% of the votes cast were in favor of an annual advisory vote, we again are asking our stockholders to approve the compensation of our named executive officers as disclosed in this Proxy Statement. Unless the Board modifies its determination on the frequency of future say-on-pay advisory votes, the next say-on-pay advisory vote will be held at the 2014 annual meeting of stockholders.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary
Our Compensation Discussion and Analysis (“CD&A”) describes our compensation philosophy, and compensation decisions for our named executive officers that are described in the Summary Compensation Table. Our named executive officers for fiscal 2012 consisted of the following individuals:

•	John D. Goodman, our Chief Executive Officer;

•	Steven H. Benrubi, our Executive Vice President, Chief Financial Officer and former Corporate Secretary;

•	Barbara Cook, our former Senior Vice President of Store Operations;

•	Sharon Hughes, our former President and Chief Merchandise Officer, Arden B Division;

•	Susan P. McGalla, our former Chief Executive Officer;

•	Kenneth D. Seipel, our former President and Chief Operating Officer; and

•	Harriet Bailiss-Sustarsic, our former Executive Vice President and Chief Merchandise Officer, Wet Seal Division.
Fiscal 2012 was a challenging year for our Company, marked by changes in leadership, strategic direction and brand positioning, which had a significant impact on our financial performance. More specifically, during fiscal 2012 and in early fiscal 2013, we experienced the following changes in senior management: on July 23, 2012, Ms. Susan P. McGalla, our former Chief Executive Officer, was terminated by our Board of Directors; on October 19, 2012, Ms. Harriet Bailiss- Sustarsic, our former Executive Vice President and Chief Merchandise Officer, Wet Seal Division, resigned from her position; on February 1, 2013, Mr. Kenneth D. Seipel, our former President and Chief Operating Officer, resigned from his position; on February 20, 2013, Ms. Barbara Cook, our former Senior Vice President of Store Operations, resigned from her position; and on April 11, 2013, Ms. Sharon Hughes, our former President and Chief Merchandise Officer, Arden B Division, resigned from her position.
On January 7, 2013, our Board of Directors appointed Mr. John D. Goodman as our Chief Executive Officer and believes he and other key members of management have the requisite experience and knowledge in the fast fashion retail apparel sector to help position our Company for success. Since Mr. Goodman's appointment, he and the management team have moved quickly to begin stabilizing the business, transition the Company back to a fast fashion strategy, and prepare it for growth.
During these challenging times for the business, we believe the Company has utilized responsible compensation practices that balance the need to invest in leadership talent to create business success, while also appropriately reflecting the actual performance delivered. Key examples include:
•Targeting a market median pay strategy overall, including for our new Chief Executive Officer;
•Using an annual incentive program that is based on achievement of specific financial performance;
•Not providing a bonus payout in fiscal 2012 as financial performance goals were not achieved;
•Providing limited fiscal 2012 long-term incentive awards to manage expenses and shareholder dilution; and

•
Using market- and shareholder-aligned employment agreement terms. For example, Wet Seal does not have gross-ups for any of its executives in the event of a termination subsequent to a change of control.

The remainder of this compensation discussion and analysis provides more details on the compensation programs in place at our Company and specific actions taken in fiscal 2012.
Compensation Philosophy
Our Compensation Committee has developed a compensation policy for our named executive officers with the following guidelines:

•	Provide base salaries that are competitive in the retail apparel industry in order to attract and retain our named executive officers;

•
Provide annual cash bonuses that are tied to our consolidated financial performance or divisional financial performance, as the case may be, in order to align the interests of our named executive officers with those of our stockholders; and

•
Provide long-term incentive benefits that will reward our named executive officers’ long-term commitment and motivate the named executive officers to achieve our strategic objective of increased stockholder value.

We seek to compensate our named executive officers pursuant to this compensation philosophy. Our Compensation Committee reviews all key compensation decisions for our named executive officers in the context of market practices and individual circumstances and applies the appropriate judgment for the situation. We use governance practices that provide the Compensation Committee with appropriate information to make decisions, with no named executive officer able to make decisions about his/

her own compensation. Our Chief Executive Officer makes compensation recommendations to the Compensation Committee for all named executive officers outside of himself and additional information is provided by senior management as appropriate. The Compensation Committee gathers performance information from management and additional information, as needed, from its outside consultant for the Chief Executive Officer compensation decisions and for purposes of establishing performance goals and metrics for the named executive officers' annual bonus and performance-based equity incentive awards, where applicable.
Compensation Mix and Other Compensation
We allocate compensation between short and long-term compensation in a manner that is designed to ensure adequate base compensation to attract and retain qualified personnel, provide a focus on achieving short-term business goals, while also providing incentives designed to maximize long-term value for our stockholders. Overall, we seek to apply a compensation strategy of being aligned with the median of our competitive market, as discussed below. We provide cash compensation in the form of base salary to meet basic competitive pay requirements. We reward performance on an annual basis in the form of bonus compensation, which is based upon achieving or surpassing specific short-term financial goals. The intent of the annual incentive program is to support a performance-based organizational culture that is aligned with achieving the Company’s objectives and strategic initiatives. We also provide non-cash compensation in the form of equity grants to provide a long-term incentive opportunity for our named executive officers, reward superior performance against specific objectives and long-term strategic goals and align the long-term interests of our named executive officers with those of our stockholders.
Use of Compensation Consultant
To assist the Compensation Committee in its review and determination of executive compensation, the Compensation Committee retained and sought advice from Mercer US, Inc., or Mercer, an outside consultant, during fiscal 2012 and to date in fiscal 2013. Mercer worked directly with the Compensation Committee in the roles and undertaking the responsibilities described above. During fiscal 2012, the Compensation Committee, as in past years, had responsibility for engaging Mercer and directed the nature of the communication and interchange of data between Mercer and management.
Peer Group Company Market Information
The Compensation Committee believes that given the specialized nature of our industry, we require executive talent with general fashion retail experience as well as specific and deep expertise in fast fashion. These specific skills and experience limit the pool of talent from which we recruit and also cause our employees to be highly valued and sought after in our industry. This results in a relatively narrowly defined peer group of companies from which we primarily look to for new executives. Further, this also results in these companies being our most direct competitors for the attraction and retention of executive talent with the skills and experience needed to create a successful business at our Company. The Compensation Committee compares our pay levels and programs to those of this peer group and uses this comparative data as a reference point in its review and determination of compensation upon appointment of our named executive officers.
Based on recommendations from Mercer, the Compensation Committee uses the following objective criteria in selecting its peer group from the range of other specialty retail companies:
•industry;
•companies that generally compare in market capitalization and/or revenue;
•our competitors for executive talent, and where possible;
•companies that compete directly with our products.

Fiscal 2012 Peer Group or Peer Group (1)
Aeropostale, Inc.	JoS. A. Bank Clothiers, Inc.
bebe Stores, Inc.	New York & Company, Inc.
The Buckle, Inc.	Pacific Sunwear of California, Inc.
Cache, Inc.	rue 21, Inc.
Christopher & Banks Corporation	Zumiez, Inc.
Coldwater Creek Inc.
Destination Maternity Corp.
Hot Topic, Inc.
Guess, Inc.
(1)    Christopher & Banks Corporation, Coldwater Creek Inc., Destination Maternity Corp., and JoS. A. Bank Clothiers, Inc. were added in fiscal 2012 compensation decisions.

The market capitalization of our peer group ranged between $75 million and $2.8 billion determined as of January 31, 2012. The 2011 revenue of our Peer Group companies ranged between $224 million and $2.6 billion and derived from information included in filings with the SEC. For those Peer Group companies that do not have years ending in January, the 2011 revenue represents the revenues for the 2011 calendar year using information included in filings with the SEC. Our Company's market capitalization and revenue, as of the end of, and for, our fiscal 2011, was $328 million and $621 million, respectively. The median 2011 market capitalization and revenue of our Peer Group was $451 million and $761 million, respectively.
In addition to conducting comparisons of peer group data, our Compensation Committee considers other factors when setting executive base salary and determining future salary increases, as noted under "Determination of Base Salary and Future Salary Increases."
Stockholder Advisory Vote on Executive Compensation
At our 2012 Annual Meeting of Stockholders, our stockholders voted, in non-binding advisory votes, to approve the compensation of our named executive officers, and at our 2011 Annual Meeting of Stockholders, our stockholders voted, in non-binding advisory votes, in favor of having a non-binding stockholder vote on executive compensation once every year. Our Compensation Committee reviewed the result of the stockholders’ advisory vote on executive compensation. In light of the approval by a substantial majority of our stockholders of the compensation programs described in our 2012 proxy statement (representing 96% of the shares represented in person or by proxy at the meeting and entitled to vote), our Compensation Committee did not implement changes to our executive compensation programs as a result of the stockholders’ advisory vote. The compensation for each of the Company’s named executive officers for Fiscal 2012 reflects each individual’s performance.
The next advisory vote on the compensation of our named executive officers will be held at our 2014 Annual Meeting of Stockholders.
Determination of Base Salary and Future Salary Increases
When establishing the base salaries of our named executive officers, our Compensation Committee considers a number of factors, including:

•	individual responsibilities and performance expectations;

•	leadership abilities;

•	specialty retail and related trade salary rates provided by a compensation consultant and/or compensation surveys, as noted previously;

•	cost of living factors in the Southern California real estate market where our principal executive offices are located;

•	the named executive officer’s applicable experience; and

•	our financial position.
Base salaries of our named executive officers are established at hiring and reviewed annually by our Compensation Committee, which assesses individual performance, contribution to our Company and level of responsibility and the Company’s financial position when determining whether the base salary adequately reflects the executive’s qualifications, experience, role and responsibilities in comparison to our market position.
In determining the level of cash compensation to be provided to Mr. Goodman upon his appointment as our Chief Executive Officer, our Compensation Committee reviewed the survey provided by Mercer with the base salaries received by chief executive officers of our Peer Group, as well as our Company's history of chief executive officers' base salaries, and considered Mr. Goodman's previous experience and compensation. Our Compensation Committee determined that the cash compensation program was fair in light of our Company’s market position and the growth conditions presented to Mr. Goodman and in comparison to the base salaries provided to chief executive officers by our Peer Group. In fiscal 2012, Mr. Goodman did not receive an increase in his base salary since he had only recently been appointed to his position in January 2013.
In fiscal 2012, Ms. McGalla did not receive an increase to her base salary based upon the Board's assessment of her performance. Based upon Ms. McGalla's and the Compensation Committee's assessment of the other named executive officers' performance, they were provided with the following merit increases in April 2012 in connection with merit increases granted to most corporate office employees. Mr. Seipel received a 3.5% merit increase to his base salary and Mr. Benrubi received a 5.1% merit increase to his base salary. Ms. Sustarsic received a 1.0% merit increase to her base salary and Ms. Cook received a 1.0% merit increase to her base salary, which both reflected a pro-rated amount based upon the amount of time they had been employed with our Company. Ms. Hughes did not receive a merit increase.

Annual Cash Bonuses
We use annual cash bonuses to reward and incentivize the superior short-term performance of our named executive officers, resulting in a performance-based organizational culture. Annual cash bonuses are determined based upon achieving certain levels of our overall Company financial performance metrics, divisional financial performance metrics, or a combination of both, as well as achieving individual pre-determined performance/strategic objectives pertaining to completion of projects and/or goals specific to the functional area of the named executive officer. During the first quarter of each fiscal year, our Compensation Committee and our Chief Executive Officer establish financial performance goals and other metrics against which our named executive officers will be evaluated. Our Chief Executive Officer does not participate in any formal discussion with the Compensation Committee regarding decisions on his own performance goals and other metrics. We do not evaluate any of the individual performance/strategic objectives using any specific formula, and we do not assign any particular weight to any particular element within the individual performance/strategic objective.
Mr. Goodman was not eligible for the annual cash bonus in Fiscal 2012 since he was not employed by our Company as of July 29, 2012, the first day of the fiscal 2012 third quarter, as outlined in the annual bonus plan. However, Mr. Goodman is eligible to receive a cash bonus in fiscal 2013 based upon achievement of certain levels of Company EBITDA, which is defined as earnings before interest, income taxes, depreciation and amortization and asset impairment charges.
Ms. McGalla, Mr. Seipel and Mr. Benrubi were each eligible to receive a cash bonus based upon achieving certain levels of total Company EBITDA; comparable store sales increases, which represents the increase in sales from stores that were open all twelve months of the current and prior fiscal years or that passed the one-year anniversary of opening or re-opening during the fiscal year; and merchandise margins; as well as based upon development of a three-year strategic plan for the Company for Ms. McGalla and Mr. Seipel and achieving a certain level of inventory shrink for Mr. Benrubi. However, a minimum total Company EBITDA target must be met before any annual cash bonuses described above can be attained. Ms. McGalla’s, Mr. Seipel’s and Mr. Benrubi's performance goals are measured solely using corporate performance since our CEO, COO and CFO have overall responsibility for our Company. For more detail on the performance goals, see the Fiscal 2012 Bonus table.
Mses. Sustarsic and Hughes were eligible to receive a cash bonus based upon achievement of a combination of overall Company financial performance and the Wet Seal or Arden B divisional financial performance. Overall Company financial performance is based upon the achievement of certain levels of total Company EBITDA, while the Wet Seal or Arden B divisional financial performance is based upon the achievement of certain levels of divisional gross margin dollars for comparable stores (represents gross margin dollars from stores that were open all twelve months of the fiscal year and from the internet business), divisional comparable store sales increase, and pre-determined individual performance objectives. For fiscal 2012, Ms. Sustarsic’s and Hughes' individual performance objectives included achieving positive comparable store sales growth, improved merchandise margin, overseeing and managing the "Brand DNA" rollout, team development and support of corporate mission and values within each of their respective divisions. A minimum qualifying divisional EBITDA must also be met before any divisional bonus payout may occur. For more detail on the performance goals, see the Fiscal 2012 Bonus table.
Ms. Cook was eligible to receive a cash bonus based upon attaining certain levels of total Company EBITDA and comparable store sales increases, and pre-determined individual performance objectives. However, a minimum total Company EBITDA target must be met before any annual cash bonuses described above can be attained. For fiscal 2012, Ms. Cook's individual performance objectives included development of a three-year store operations strategy, process improvements, training and development of the field and store team on leadership, business management and selling, and support of corporate mission and values. For more detail on the performance goals, see the Fiscal 2012 Bonus table.

Our Compensation Committee believes that tying annual cash bonuses to both Company and divisional financial performance aligns the interests of management with stockholders and encourages intensive efforts to attain and increase profitability throughout our Company. Our Compensation Committee also believes that tying a portion of annual cash bonuses to pre-determined individual performance/strategic objectives encourages executives to focus on the key operational goals of the functional areas they manage. Set forth in the following chart is a description of the cash bonus guidelines for each of our named executive officers.

Named Executive Officers	Fiscal 2012 Bonus Calculation	Target Percentage of Base Salary	Maximum Percentage of Base Salary
John D. Goodman (1)	N/A	N/A	N/A
Susan P. McGalla	Based upon achieving total Company EBITDA (50%), comparable store sales increase (30%) and merchandise margin targets (10%), and preparation of a Company three-year strategic plan (10%) (2)	100%	200%
Kenneth D. Seipel	Based upon achieving total Company EBITDA (50%), comparable store sales increase (30%), merchandise margin targets (10%), and preparation of a Company three-year strategic plan (10%) (2)	75%	150%
Steven H. Benrubi	Based upon achieving total Company EBITDA (50%), comparable store sales increase (30%), merchandise margin targets (10%), and inventory shrink targets (10%) (2)	50%	100%
Harriet Bailiss-Sustarsic	80% based upon achieving a minimum qualifying Wet Seal Division EBITDA as well as Wet Seal division merchandise margin dollars for comparable stores and comparable store sales increase targets, and individual pre-determined performance objectives; 20% based upon achieving certain total Company EBITDA targets (2)	50%	100%
Sharon Hughes	80% based upon achieving a minimum qualifying Arden B Division EBITDA as well as Arden B division merchandise margin dollars for comparable stores and comparable store sales increase targets, and individual pre-determined performance objectives; 20% based upon achieving certain total Company EBITDA targets (2)	50%	100%
Barbara Cook	Based upon achieving total Company EBITDA (50%) and comparable store sales increase targets (30%), and individual pre-determined performance objectives (20%) (2)	40%	80%
_______________________

(1)
Mr. Goodman was not eligible for the annual cash bonus since he was not employed by our Company as of July 29, 2012, the first day of the fiscal 2012 third quarter, as outlined in the annual bonus plan. See “Summary of Employment Agreements” for a further description of the bonus arrangement for Mr. Goodman.

(2)	A minimum total Company EBITDA target must be met before any annual cash bonus related to other targets or objectives can be attained.

Our Compensation Committee, with the assistance of management, reviews our Company’s consolidated and divisional financial performance and calculates bonuses based upon the attainment of performance objectives that are set during the first quarter of each fiscal year and approved by the Board of Directors. Our annual bonus plan requires minimum total Company and/or divisional EBITDA to be met before any annual cash bonuses can be attained. In fiscal 2012, none of the respective goals were met, so no performance-based bonuses were awarded. Our actual results were as follows: consolidated EBITDA was ($18,740), Wet Seal Division EBITDA was ($9,796), Arden B Division EBITDA was ($8,944), consolidated comparable store sales percentage was (10.1%), Wet Seal Division comparable store sales percentage was (10.1%), and Arden B Division comparable store sales percentage was (9.9%).
In light of leadership changes and business challenges in fiscal 2012, the Company implemented an Employee Retention Plan (the "Retention Plan"), approved by our Board of Directors effective August 19, 2012, for our senior leadership and certain other key team members to retain the talent critical to executing upon our strategy and enhancing shareholder value. The Retention Plan was designed to help provide stability and continuity for the Company during an important transition period. The Retention Plan provides for a cash payment to each of the eligible employees, payable August 19, 2013, provided the employee is still employed by us, subject to acceleration upon certain terminations following a change in control. Mses. Sustarsic and Cook were each provided a $75,000 cash award, payable August 19, 2013, under the Retention Plan. As Mses. Sustarsic and Cook both resigned from their positions prior to the August 19, 2013 achievement date, they each forfeited their $75,000 cash awards. No other named executive officers were provided awards under the Retention Plan.
Fiscal 2012 Bonus

Name	Consolidated Minimum EBITDA (1)	Consolidated Target EBITDA (1)	Consolidated Maximum EBITDA (1)	Consolidated Minimum Comparable Store Sales Percentage Increase (2)	Consolidated Target Comparable Store Sales Percentage Increase (2)	Consolidated Maximum Comparable Store Sales Percentage Increase (2)	Bonus Payment Target
	(thousands)	(thousands)	(thousands)				(thousands)
John D. Goodman (3)	—	—	—	—	—	—	—
Susan P. McGalla	$57,507	$60,319	$70,123	4.2%	5.4%	10.0%	$800
Kenneth D. Seipel	$57,507	$60,319	$70,123	4.2%	5.4%	10.0%	$446
Steven H. Benrubi	$57,507	$60,319	$70,123	4.2%	5.4%	10.0%	$206
Harriet Bailiss-Sustarsic	$57,507	$60,319	$70,123	4.2%	5.4%	10.0%	$40
Sharon Hughes	$57,507	$60,319	$70,123	4.2%	5.4%	10.0%	$48
Barbara Cook	$57,507	$60,319	$70,123	4.2%	5.4%	10.0%	$141

Name	Wet Seal Division Minimum Qualifying EBITDA (1)	Wet Seal Division Minimum Comparable Store Sales Percentage Increase (2)	Wet Seal Division Target Comparable Store Sales Percentage Increase (2)	Wet Seal Division Maximum Comparable Store Sales Percentage Increase (2)	Bonus Payment Target
	(thousands)				(thousands)
Harriet Bailiss-Sustarsic	$55,425	4.0%	5.3%	9.9%	$161

Name	Arden B Division Minimum Qualifying EBITDA (1)	Arden B Division Minimum Comparable Store Sales Percentage Increase (2)	Arden B Division Target Comparable Store Sales Percentage Increase (2)	Arden B Division Maximum Comparable Store Sales Percentage Increase (2)	Bonus Payment Target
	(thousands)				(thousands)
Sharon Hughes	$2,061	5.3%	6.3%	10.5%	$194

(1)
EBITDA is defined as earnings before interest, income taxes, depreciation and amortization and asset impairment charges. Consolidated EBITDA performance objectives represent 50% of potential bonus payouts, if achieved, for Mses. McGalla and Cook and Messrs. Seipel and Benrubi. Consolidated EBITDA performance objectives represent 20% of potential bonus payout, if achieved, for Mses. Sustarsic and Hughes. The divisional minimum qualifying EBITDA metrics for Mses. Sustarsic and Hughes represents an incentive qualifier that must be achieved before any potential bonus payout can be attained related to their other performance objectives.

(2)
The consolidated comparable store sales percentage increase performance objectives for Mses. McGalla and Cook and Messrs. Seipel and Benrubi represent 30% of their potential bonus payouts, if achieved. The divisional comparable store sales percentage increase performance objectives for Mses. Sustarsic and Hughes represent 24% of their potential bonus payouts, if achieved.

(3)
Mr. Goodman was not eligible for the annual cash bonus since he was not employed by our Company as of July 29, 2012, the first day of the fiscal 2012 third quarter, as outlined in the annual bonus plan. See “Summary of Employment Agreements” for a further description of the bonus arrangement for Mr. Goodman.

In addition to the above performance objectives, Mses. McGalla, Sustarsic and Hughes and Messrs. Seipel and Benrubi were also provided minimum, target and maximum consolidated or divisional merchandise margin metrics in fiscal 2012, representing 10% of Ms. McGalla's and Messrs. Seipel's and Benrubi's potential bonus payouts and 40% of Mses. Sustarsic's and Hughes' potential bonus payouts, if achieved. The merchandise margin metrics were set by our Compensation Committee and approved by the Board of Directors at levels they believed would have provided significant improvement to our business, if attained, and would require significant effort on the part of the executive to attain. We believe our consolidated and divisional merchandise margins are sensitive information that we do not disclose publicly and would present a competitive disadvantage if we were to do so. During fiscal 2012, the consolidated merchandise margin and divisional merchandise margin metrics were not attained. In addition, as the minimum consolidated EBITDA was not attained, measurement of this goal was not applicable.

Ms. McGalla's and Mr. Seipel's fiscal 2012 performance objectives also contained the completion of a three-year strategic plan for our Company to support the improvement and future growth of the business, representing 10% of their potential bonus payouts if completed. Our Board of Directors determined that this performance objective was not achieved. In addition, as the minimum consolidated EBITDA was not attained, measurement of this goal was not applicable.

Mr. Benrubi's fiscal 2012 performance objectives also contained a consolidated inventory shrink target, representing 10% of his potential bonus payout if achieved. This goal was set by our Compensation Committee and approved by our Board of Directors at a level they believed would demonstrate continued improvement in our Company's efforts to reduce the level of inventory shrink experienced and would require significant effort to be attained. During fiscal 2012, the consolidated inventory shrink target was not achieved. In addition, as the minimum consolidated EBITDA was not attained, measurement of this goal was not applicable.

Mses. Sustarsic's, Hughes' and Cook's fiscal 2012 performance objectives also contained pre-determined individual performance objectives, representing 16% of Mses. Sustarsic's and Hughes' and 20% of Ms. Cook's potential bonus payouts if achieved, and as previously outlined above. As the minimum consolidated or divisional EBITDA performance objectives were not attained, measurement of these goals was not applicable.
Incentive Plan Awards
Typically, upon commencement of our named executive officers’ employment, we grant our named executive officers equity awards under our 2005 Stock Incentive Plan (the “Plan”) in the form of stock options, restricted stock and/or performance shares. These equity awards vest ratably over specified periods and/or vest upon the attainment of certain market conditions, as the case may be. Our Compensation Committee believes that stock options, restricted stock and performance shares provide a motivating form of incentive compensation while serving to align the interest of our stockholders and management.
In granting stock options, restricted stock, and performance shares, our Compensation Committee takes into consideration the anticipated long-term contributions of an individual to our potential growth and success, as well as the number of stock options, restricted stock and/or performance shares granted to similarly situated executives at similar companies.
Our Compensation Committee evaluated the equity incentive to be provided to Mr. Goodman in relation to the overall compensation package to be provided to him and sought advice and a survey of equity compensation arrangements from our compensation consultants at Mercer that included equity incentive provided to chief executive officers at companies within our Peer Group. Our Compensation Committee desired to have a compensation arrangement that provided appropriate equity incentives for demonstrating personal commitment to improving our financial performance and increasing our stock price and was reasonable with regard to the equity incentives provided by companies within our Peer Group. Accordingly, upon Mr. Goodman's appointment as the Chief Executive Officer on January 7, 2013 (his "Appointment Date"), he was granted 174,355 restricted shares subject to time-based vesting. In addition, Mr. Goodman received our commitment to grant him a target number of performance shares valued at $720,000, subject to time-based vesting and performance targets to be set by the Board of Directors no later than April 30, 2013. Mr. Goodman was also provided with our commitment to grant him one share of restricted stock, with time-based vesting terms, for each share of our Class A Common Stock purchased by him, within the first ninety days of his employment, up to a maximum aggregate purchase price of $650,000. Our Compensation committee determined that the equity compensation, along with the cash compensation, was fair in light of our Company's market position and the growth conditions presented to Mr. Goodman and in comparison to equity compensation provided by companies in our Peer Group. For a more detailed discussion of the terms of his equity awards, see “Summary of Employment Agreements" and "Potential Payments Upon Termination or a Change of Control.”

On August 19, 2012, our Compensation Committee granted Mses. Sustarsic and Cook each 10,000 restricted shares, subject to time-based vesting. These grants were made in conjunction with the annual equity award grant to stock eligible employees typically made at that time of the year. The Compensation Committee granted restricted shares to Mses. Sustarsic and Cook to provide incentives that would provide continued focus on improving the financial performance of our Company and the performance of our Company's stock price, and to serve as a retention tool during a pivotal time for our Company when leadership stability and continuity were critical to executing upon our return to a fast fashion strategy.

Perquisites and Personal Benefits
Our named executive officers also participate in life insurance, health, disability and major medical insurance plans, and such other employee benefit plans and programs and perquisites as we may from time to time maintain for the benefit of our employees. Under the 401(k) Plan, we provide matching contributions to employees based on such employee’s annual eligible compensation.
We determine perquisites on a case-by-case basis and will provide a perquisite to a named executive officer when we believe it is necessary to attract or retain the executive officer. We believe that providing these benefits is a relatively inexpensive way to enhance the competitiveness of the executive’s compensation package. In fiscal 2012, Mr. Goodman was provided with a temporary travel allowance in connection with his commencement of employment with the Company. Ms. McGalla, Mr. Seipel, and Ms. Sustarsic were provided with Company paid car allowances. Ms. Hughes was provided with a Company paid car lease and car expense. Ms. Cook was provided with a Company paid car allowance, relocation allowance (a portion of which is subject to pro-rata reimbursement by Ms. Cook if she would leave the Company within the first year of her employment), and temporary housing in connection with her commencement of employment with the Company. For a more detailed discussion of the perquisites and personal benefits provided to our named executive officers, see the “Summary Compensation Table" and "Summary of Employment Agreements.” While we currently intend to maintain our current benefits and perquisites for our named executive officers, our Compensation Committee may revise, amend or add to these benefit programs at its discretion.
Limitations on Deductibility of Executive Compensation
Under Section 162(m) of the Internal Revenue Code, we may not be able to deduct certain forms of compensation in excess of $1,000,000 paid to certain executive officers. Our Compensation Committee believes that it is generally in our best interests to satisfy the requirements for deductibility under Section 162(m). Accordingly, our Compensation Committee has taken appropriate actions, to the extent it believes feasible, to preserve the deductibility of annual incentive and long-term performance awards. However, notwithstanding this general policy, our Compensation Committee also believes there may be circumstances in which our interests are best served by maintaining flexibility in the way compensation is provided, whether or not compensation is fully deductible under Section 162(m).
Employment Agreements; Severance and Change of Control
We have entered into written employment agreements with Mr. Goodman and Mr. Benrubi. The employment agreements provide for the payment of additional and future compensation to such executive officers in the event of certain types of terminations and, in the case of Mr. Goodman's employment agreement, in the event of a change of control of our Company. In addition, these individuals are parties to incentive compensation award agreements that also provide, in some cases, for acceleration of equity in connection with termination events and/or a change of control of our Company. We believe that severance protections play a valuable role in attracting and retaining key talent. Accordingly, we provide such protections for our named executive officers. We also believe that the occurrence, or potential occurrence, of a change of control transaction can create uncertainty and distraction for our named executive officers, and in particular our Chief Executive Officer. To encourage Mr. Goodman to remain employed with us during such an important time, his employment agreement provides for enhanced severance in the event of certain terminations following a change of control. In addition, certain of our named executive officers would be entitled to accelerated vesting of their outstanding equity awards upon a change of control. For a detailed description of these agreements and the potential amounts that we may be obligated to pay and/or the terms upon which unvested incentive equity is accelerated, see “Summary of Employment Agreements" and "Potential Payments Upon Termination or a Change of Control."
We previously entered into employment agreements with Ms. McGalla, Mr. Seipel, Ms. Sustarsic, Ms. Hughes and Ms. Cook, which were terminated as a result of the termination and/or resignation of their employment with our Company, aside for Ms. Hughes, whose employment agreement expired during our 2012 fiscal year.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Except as disclosed below, during the fiscal year ended February 2, 2013, no member of our Compensation Committee (i) was an officer or employee of the Company or any of our subsidiaries; (ii) was formerly an officer of the Company or any of our subsidiaries, or (iii) had any relationship requiring disclosure under the SEC’s rules governing disclosure of related person transactions (Item 404 of Regulation S-K). Additionally, no executive officer of the Company served as a member of the board of directors or compensation committee of any other entity that had one or more executive officers serving as members of our Board of Directors or Compensation Committee during the fiscal year ended February 2, 2013.

From 1992 to 2003, Ms. Kathy Bronstein served as the Chief Executive Officer and Vice Chairperson of the Company and from 1985 to 1992, Ms. Bronstein served as an Executive Vice President of the Company. Ms. Bronstein does not currently receive any payments from the Company other than for her services as a director.

COMPENSATION COMMITTEE REPORT
Our Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, our Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and, through incorporation by reference from this Proxy Statement, the 2012 Annual Report.
The Compensation Committee
For fiscal 2012:
Dorrit M. Bern (Chair)
Kathy Bronstein
Lynda J. Davey
Mindy C. Meads
John S. Mills
The foregoing Report of our Compensation Committee does not constitute soliciting materials and shall not be deemed filed or incorporated by reference into any other filing by our Company with the SEC, except to the extent specifically incorporated by reference.

RISK ASSESSMENT AND COMPENSATION PRACTICES
Our management assessed and discussed with our Compensation Committee and Board of Directors the Company’s compensation policies and practices for our employees as they relate to our risk management. Based upon this assessment, we believe that any risks arising from such policies and practices are not reasonably likely to have a material adverse effect on the Company in the future.

Our employees’ base salaries are fixed in amount and thus we do not believe that they encourage excessive risk-taking. While performance-based cash bonuses focus on achievement of short-term or annual goals, which may encourage the taking of short-term risks at the expense of long-term results, we believe that our internal controls help mitigate this risk. Also, our performance-based cash bonuses are limited, representing a small portion of the total compensation opportunities available to most employees. We also believe that our performance-based cash bonuses appropriately balance risk and the desire to focus our employees on specific short-term goals important to our success, and do not encourage unnecessary or excessive risk-taking.
A significant portion of the compensation provided to our employees is in the form of long-term equity-based incentives that are important to help further align our employees’ interests with those of our stockholders. We do not believe that these equity-based incentives encourage unnecessary or excessive risk taking because their ultimate value is tied to our stock price. In addition, we generally stagger grants of equity-based awards and subject them to long-term vesting schedules to help ensure that employees have significant value tied to the long-term performance of our common stock.

COMPENSATION AND AWARD TABLES
The information contained in the following tables describes compensation provided to our named executive officers for fiscal years 2012, 2011, and 2010.
Summary Compensation Table

Name and Principal Position	Year (1)	Salary ($)		Bonus ($)	Share Awards ($) (2)		Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)	All Other Compensation ($) (5)	Total ($)
John D. Goodman,	2012	$61,538	(6)	—	$527,260	(7)	—	—	$33,393	$622,191
Chief Executive Officer

Susan P. McGalla,	2012	$435,308		—	—		—	—	$1,758,531	$2,193,839
Former Chief Executive	2011	$796,923		—	—		—	—	$144,395	$941,318
Officer	2010	$27,692		—	$4,420,000		$1,864,849	—	$723	$6,313,264

Kenneth D. Seipel,	2012	$603,365		—	—		—	—	$1,212,538	$1,815,903
Former President and	2011	$464,423		—	$2,270,666		$624,500	—	$100,092	$3,459,681
Chief Operating Officer

Steven H. Benrubi,	2012	$416,719		—	—		—	—	$19,145	$435,864
Executive Vice President	2011	$388,630		$50,000	—		—	—	$17,428	$456,058
and Chief Financial Officer	2010	$347,540		$25,000	$299,700		$121,664	—	$17,989	$811,893

Harriet Bailiss-Sustarsic,	2012	$313,300		—	$31,000		—	—	$26,576	$370,876
Former Executive Vice President and Chief	2011	$53,846		—	—		$153,923	—	$58,107	$265,876
Merchandise Officer, Wet Seal Division

Sharon Hughes,	2012	$494,327		—	—		—	—	$22,498	$516,825
Former President and Chief	2011	$485,000		—	—		—	—	$24,813	$509,813
Merchandise Officer, Arden B Division	2010	$455,250		—	$21,528		$11,163	—	$20,129	$508,070

Barbara Cook,	2012	$359,336		—	$31,000		—	—	$74,149	$464,485
Former Senior Vice	2011	$57,885		—	—		$107,736	—	$1,662	$167,283
President of Store Operations
_________________________

(1)	Fiscal 2012 included 53 weeks versus 52 weeks in each of fiscal 2011 and 2010.

(2)
Amounts reflect the grant date fair value of the awards granted determined in accordance with applicable accounting standards for restricted stock and performance share awards. Assumptions used in the calculation of these amounts are included in Note 2 of the Notes to Consolidated Financial Statements in our Company’s Annual Reports on Form 10-K filed with the SEC on March 28, 2013, March 26, 2012, and March 30, 2011.

(3)
Amounts reflect the grant date fair value of the awards granted determined in accordance with applicable accounting standards for stock option awards. Assumptions used in the calculation of these amounts are included in Note 2 of the Notes to Consolidated Financial Statements in our Company’s Annual Reports on Form 10-K filed with the SEC on March 26, 2012 and March 30, 2011.

(4)
Represents bonus amounts earned through achievement of pre-determined financial performance and individual performance objectives under our Company’s annual incentive plan approved by our Compensation Committee.

(5)
For fiscal 2012, this column includes the following for each of the named executive officers: for Mr. Goodman this column includes $23,393 for fees paid to Mr. Goodman as a non-employee director, and travel/temporary housing allowances of $10,000 (representing one month of up to seven months provided under Mr. Goodman's employment agreement); for Ms. McGalla, this column includes Company paid car allowances of $9,305, our Company’s matching contribution to her 401(k) Retirement Plan of $11,731, the value of supplemental health care benefits provided by our Company of $235 and severance of $1,737,260 pursuant to her employment agreement and general release, of which $100,000 was paid in November 2012, and the remainder is to be paid in seven monthly installments beginning February 1, 2013, as outlined in the general release; for Mr. Seipel, this column includes a Company paid car allowance of $10,800, our Company’s matching contribution to his 401(k) Retirement Plan of $11,738, and severance of $1,190,000 to be payable in twelve monthly installments beginning in March 2013; for Mr. Benrubi, this column includes our Company’s matching contribution to his 401(k) Retirement Plan of $13,739 and the value of supplemental health care benefits provided by our Company of $5,406; for Ms. Sustarsic, this column includes Company paid car allowances of $7,477, our Company’s matching contribution to her 401(k) Retirement Plan of $9,973 and the value of supplemental health care benefits provided by our Company of $9,126; for Ms. Hughes, this column includes a Company paid car lease and car expenses of $22,498; and for Ms. Cook, this column includes a Company paid car allowance of $10,800 and relocation allowances of $63,349.

(6)	Mr. Goodman was hired on January 7, 2013 as our Chief Executive Officer; this amount represents Mr. Goodman's base salary for the portion of fiscal 2012 during which he was employed by us.

(7)	Includes $47,260 for an award of restricted shares granted to Mr. Goodman for his services as a non-employee director prior to his appointment as our Chief Executive Officer.
Grants of Plan Based Awards for Fiscal 2012
The following table summarizes the grants made to each of our named executive officers during fiscal 2012 under our Incentive Plans, annual bonus plan or additional equity arrangements.

Name	Grant Date	Estimated Future Payouts Under Non Equity Incentive Plan Awards (1)			All Other Share Awards: Number of Shares or Units (#)(2)	Grant Date Fair Value of Share and Option Awards (3)
		Threshold ($)	Target ($)	Maximum ($)
John D. Goodman (4)	1/8/2013	—	—	—	174,355	$480,000
	9/18/2012	—	—	—	15,245	$47,260
Susan P. McGalla	—	$400,000	$800,000	$1,600,000	—	—
Kenneth D. Seipel	—	$223,125	$446,250	$892,500	—	—
Steven H. Benrubi	—	$102,969	$205,938	$411,875	—	—
Harriet Bailiss-Sustarsic	—	$100,750	$201,500	$403,000	—	—
	8/19/2012	—	—	—	10,000	$31,000
Sharon Hughes	—	$121,250	$242,500	$485,000	—	—
Barbara Cook	—	$70,602	$141,204	$282,408	—	—
	8/19/2012	—	—	—	10,000	$31,000
______________________

(1)
Threshold represents a bonus payout achievement level of 50%, Target represents a bonus payout achievement level of 100%, and Maximum represents a bonus payout achievement level of 200% of estimated non-equity incentive plan compensation pursuant to the annual cash bonuses described above.

(2)
Reflects the number of restricted stock awards granted in fiscal 2012 under the Plan. The restricted shares vest in three equal annual installments, commencing one year after the date of grant, aside for 15,245 of Mr. Goodman's restricted shares that vested on February 1, 2013 and were granted in connection with his services as a non-employee director of our Company until his appointment as our Chief Executive Officer on January 7, 2013.

(3)
Represents the fair value of share awards as of the grant date pursuant to applicable accounting standards. Assumptions used in the calculation of these amounts are included in Note 2 of the Notes to Consolidated Financial Statements in our Company’s Annual Report on Form 10-K filed with the SEC on March 28, 2013.

(4)
Mr. Goodman was not eligible for the annual cash bonus since he was not employed by our Company as of July 29, 2012, the first day of the third quarter of fiscal 2012, as outlined in the annual bonus plan. See “Summary of Employment Agreements” for a further description of the fiscal 2013 bonus arrangement for Mr. Goodman.

Outstanding Equity Awards at 2012 Fiscal Year-End
The following table includes certain information with respect to the value of all outstanding equity awards held by each named executive officer as of the end of fiscal 2012 under our incentive plans.

Name	Option Awards					Share Awards
	Option Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#) (1)	Number of Securities Underlying Unexercised Options Unexercisable (#) (1)	Option Exercise Price ($)	Option Expiration Date	Shares or Units Grant Date	Number of Shares or Units That Have not Vested (#) (2)	Market Value of Shares or Units That Have Not Vested ($) (3)
John D. Goodman	—	—	—	—	—	1/8/2013	174,355	$482,963
Susan P. McGalla (4)	—	—	—	—	—	—	—	—
Kenneth D. Seipel (5)	3/28/2011	200,000	—	$4.00	8/1/2013	4/4/2011	125,000	$346,250
Steven H. Benrubi	9/21/2007	60,000	—	$4.26	9/21/2017	—	—	—
	8/3/2010	30,000	30,000	$3.44	8/3/2020	8/3/2010	30,000	$83,100
Harriet Bailiss-Sustarsic (6)	—	—	—	—	—	—	—	—
Sharon Hughes (7)	11/23/2009	85,000	—	$3.43	7/11/2013	—	—	—
	8/19/2010	6,000	3,000	$2.99	7/11/2013	8/19/2010	2,400	$6,648
Barbara Cook (8)	11/16/2011	30,000	60,000	$3.14	05/20/2013	8/19/2012	10,000	$27,700
_______________________

(1)
Options vest and become exercisable ratably in three equal annual installments upon the first, second and third anniversaries of the date of grant, aside for Ms. McGalla’s stock options, which became exercisable as follows: 360,000 shares on the first anniversary of the grant date and 360,000 on November 13, 2012, as a result of her termination by our Board of Directors and in accordance with her employment agreement, and Mr. Seipel’s stock options, which became exercisable as follows: 100,000 shares on the first anniversary of the grant date and 100,000 shares on March 8, 2013, as a result of his resignation from our Company and in accordance with his employment agreement.

(2)
Comprised of restricted stock that vests in three equal annual installments upon the first, second and third anniversaries of the date of grant, aside for Mr. Goodman's restricted stock awards, which vest in three equal installments on each of January 7, 2014, January 7, 2015 and January 7, 2016; Ms. McGalla's restricted stock awards which vested as follows: 66,666 shares on the first anniversary of the grant date and 250,000 on November 13, 2012, as a result of her termination by our Board of Directors and in accordance with her employment agreement, and Mr. Seipel’s restricted stock awards, which vested as follows: 50,000 shares on the first anniversary of the grant date and 125,000 shares on March 8, 2013, as a result of his resignation from our Company and in accordance with his employment agreement.

(3)
Calculated as the number of shares of unvested restricted stock awards multiplied by the closing price of our Company’s Class A common stock as of February 1, 2013, the last trading day of fiscal 2012, or $2.77.

(4)
Upon Ms. McGalla's termination of employment on July 23, 2012, or the McGalla Termination Date, she was provided six months to exercise any vested equity awards pursuant to her stock option agreement. As of February 2, 2013, Ms. McGalla had forfeited all of her vested options and there were no remaining outstanding option awards.

(5)
Upon Mr. Seipel's termination of employment on February 1, 2013, or the Seipel Termination Date, he was provided six months, or until August 1, 2013, to exercise any vested stock option awards pursuant to his stock option agreement. As of February 2, 2013, Mr. Seipel has not yet exercised any of his outstanding vested equity awards.

(6)	As of February 2, 2013, Ms. Sustarsic had forfeited all of her vested options and there were no remaining outstanding option awards.

(7)
Upon Ms. Hughes' termination of employment on April 11, 2013, she was provided three months, or until July 11, 2013, to exercise any vested stock option awards pursuant to her stock option agreement and all of her remaining unvested stock option and restricted stock awards were forfeited.

(8)
Upon Ms. Cook's termination of employment on February 20, 2013, she was provided three months, or until May 20, 2013, to exercise any vested stock option awards pursuant to her stock option agreement and all of her remaining unvested stock option and restricted stock awards were forfeited.

Option Exercises and Shares Vested in Fiscal 2012
The following table includes certain information with respect to option exercises and restricted stock awards that vested for our named executive officers in fiscal 2012.

Name	Share Awards
	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Susan P. McGalla	250,000	$727,500
Kenneth D. Seipel	183,333	$605,000
Steven H. Benrubi	30,000	$82,200
Sharon Hughes	2,400	$7,440
_____________________________

(1)	Calculated by multiplying the number of shares that vested by the closing price of our Class A common stock on the vesting date.
Non-Qualified Deferred Compensation and Pension Arrangement
We do not maintain non-qualified deferred compensation arrangements or pension arrangements for our named executive officers.
SUMMARY OF EMPLOYMENT AGREEMENTS
A. Named Executive Officers Employed with the Company as of the Date of this Proxy Statement
John D. Goodman, our Chief Executive Officer
On January 7, 2013, or the Goodman Effective Date, we entered into an Employment Agreement with John D. Goodman, or the Goodman Agreement, setting forth the terms of his employment with us as our Chief Executive Officer. The Goodman Agreement will terminate on January 30, 2016. In addition to the below benefits, the Goodman Agreement provides Mr. Goodman with potential severance/change of control benefits in the event of certain terminations of his employment, as discussed in more detail in “Potential Payments Upon Termination or a Change of Control.”
Cash Compensation/Benefits
Under the Goodman Agreement, Mr. Goodman is entitled to:

•	a base salary of $800,000 (which is subject to annual review by our Compensation Committee);

•
an annual performance bonus (paid in accordance with our bonus plan, which is administered under the Plan), with a target cash award of 100% of Mr. Goodman's base salary and a maximum cash award of 200% of his base salary;

•	participate in such employee benefit plans and insurance programs offered to our employees and executive officers; and

•	travel and temporary housing allowance of $10,000 per month for up to seven (7) months.

Equity Incentive Arrangement
On January 8, 2013, Mr. Goodman received a grant of 174,355 restricted shares of our Company’s Class A common stock, issued under the terms of the Plan, and which vest in three equal tranches upon the first, second and third anniversaries of the Goodman Effective Date, provided that Mr. Goodman is employed by us on the respective vesting dates. Mr. Goodman was also provided a commitment to be granted additional restricted shares for each share of our Class A common stock that Mr. Goodman purchases, and within 90 days following the Goodman Effective date, up to an aggregate maximum purchase price of $650,000. On February 15, 2013, Mr. Goodman had purchased an aggregate of 218,192 shares of our Class A common stock, representing the aggregate maximum purchase price of $650,000, and the Company granted him 218,192 additional restricted shares in accordance with the Goodman Agreement. The 218,192 restricted shares, granted on February 15, 2013, vest in three equal tranches upon the first, second and third anniversaries of the grant date, provided that Mr. Goodman is employed by us on the respective vesting dates.
On the Goodman Effective Date, Mr. Goodman also received a commitment to be granted 261,533 performance shares of our Class A common stock under the Plan, representing the target value of $720,000, upon the establishment of a performance goal by the Board of Directors, to occur no later than April 30, 2013. On April 8, 2013, the Compensation Committee of the Board of Directors established the performance goals, in terms of minimum and target levels of fiscal 2013 total Company EBITDA, or Minimum EBITDA and Target EBITDA, and granted 261,533 performance shares of our Class A common stock to Mr. Goodman. The performance shares will be deemed to be earned as follows, 130,767 shares (50%) if Minimum EBITDA is achieved and all 261,533 shares (100%) if Target EBITDA is achieved. If the Company's fiscal 2013 total Company EBITDA is between the Minimum EBITDA and Target EBITDA amounts, the number of performance shares earned by Mr. Goodman will be determined by linear interpolation. The performance shares earned pursuant to the award will be subject to time-based vesting in three equal installments, one on the date the Compensation Committee determines the number of earned performance shares, and the other two on the second and third anniversaries of Mr. Goodman's commencement date, in each case subject to Mr. Goodman's continuing employment with the Company.
On April 8, 2013, the Compensation Committee of the Board of Directors also granted a target award to Mr. Goodman of 119,008 performance share units. Each performance share unit represents a contingent right to receive one share of the Company's Class A common stock. The number of units earned by Mr. Goodman will be determined after the end of the Company's 2013 fiscal year, based upon the Company's actual fiscal 2013 total Company EBITDA. If actual fiscal 2013 total Company EBITDA reaches a Stretch level, or Stretch EBITDA, Mr. Goodman will earn all of the units covered by the award. If actual fiscal 2013 total Company EBITDA is below Target EBITDA, he will earn no units covered by the award. If actual fiscal 2013 total Company EBITDA is between the Target EBITDA and Stretch EBITDA the number of units earned by Mr. Goodman will be determined by linear interpolation based on the extent that actual fiscal 2013 total Company EBITDA exceeds Target EBITDA (limited to 100%). The performance share units earned by Mr. Goodman will be subject to time-based vesting in three equal annual installments beginning on the first anniversary of the performance share units grant date, in each case subject to Mr. Goodman's continuing employment with the Company.
The Minimum, Target and Stretch EBITDA performance goals for both performance-based awards were set considering the significant under performance of the Company in fiscal 2012 and the importance of returning the Company to the strong levels of EBITDA performance in past years.
The restricted and performance shares and the performance share units granted to Mr. Goodman are subject to the terms and conditions of the Plan and the related award agreements.
Steven H. Benrubi, our Executive Vice President and Chief Financial Officer
On August 3, 2010, or the Benrubi Effective Date, we renewed Mr. Benrubi's previous employment agreement, which had been amended and restated as of February 11, 2008, or the Benrubi Agreement, setting forth the terms of Mr. Benrubi's employment with us as our Executive Vice President and Chief Financial Officer. Effective April 8, 2013, the Company entered into an Employment Agreement Termination Agreement with Mr. Benrubi, which terminated the Benrubi Agreement, and Mr. Benrubi began participating in the Company's Severance and Change in Control Plan, as described in the 8-K filed April 11, 2013. Mr. Benrubi continues to be employed as the Company's Executive Vice President and Chief Financial Officer.
In addition to the below benefits under the former Benrubi Agreement, Mr. Benrubi would have been provided with potential severance benefits in the event of certain terminations of his employment, as discussed in more detail in “Potential Payments Upon Termination or a Change of Control.”
Cash Compensation/Benefits
Under the former Benrubi Agreement, as renewed, Mr. Benrubi was entitled to and continues to be provided:

•
a base salary of $375,000 (which is subject to annual review by our Compensation Committee; during fiscal 2012 Mr. Benrubi was provided a 5.1% merit increase, which increased his base salary to $411,875);

•
an annual performance bonus (paid in accordance with our bonus plan, which is administered under the Plan), with a target cash award of 50% of Mr. Benrubi’s base salary and a maximum cash award of 100% of his base salary. Mr. Benrubi was also provided a retention bonus attainable as follows: $25,000 upon the Benrubi Effective Date and $50,000 on the first anniversary date of the Benrubi Effective Date, provided that Mr. Benrubi was still employed by the Company upon such date. Both payments had been paid as of February 2, 2013; and

•	participate in such employee benefit plans and insurance programs offered to our employees and executive officers.
Equity Incentive Arrangement
Upon renewal of the former Benrubi Agreement, Mr. Benrubi was granted an option to acquire up to 90,000 shares of our Class A common stock on the Benrubi Effective Date. The options were priced at the greater of (x) the closing price of our Class A common stock on the Benrubi Effective Date and (y) the volume weighted average 30 day share price of the Class A common stock ending on and including the Benrubi Effective Date. The exercise price per share is $3.44. The options vest in three equal tranches upon the first, second and third anniversaries of the Benrubi Effective Date. On August 3, 2011 and August 3, 2012, the first and second tranches of options vested, respectively. In addition, on the Benrubi Effective Date, Mr. Benrubi was granted 90,000 restricted shares of our Company’s Class A common stock. The restricted shares vest in three equal tranches upon the first, second and third anniversaries of the Benrubi Effective Date. On August 3, 2011 and August 3, 2012, the first and second tranches of restricted shares vested, respectively.
The options and restricted stock granted to Mr. Benrubi are subject to the terms and conditions of the Plan and the related award agreements.

B. Named Executive Officers No Longer Employed by Our Company as of the Date of this Proxy Statement
Susan P. McGalla, our former Chief Executive Officer
On January 18, 2011, we entered into an Employment Agreement with Susan P. McGalla, or the McGalla Agreement, setting forth the terms of her employment with us as our Chief Executive Officer. The McGalla Agreement became effective on January 18, 2011. The McGalla Agreement was terminated on July 23, 2012, upon the termination of Ms. McGalla's employment with our Company by our Board of Directors. The McGalla Agreement provided Ms. McGalla with severance benefits paid in connection with her termination of employment, as discussed in more detail in “Potential Payments Upon Termination or a Change of Control.”

Kenneth D. Seipel, our former President and Chief Operating Officer
On March 21, 2011, we entered into an Employment Agreement with Kenneth D. Seipel, or the Seipel Agreement, setting forth the terms of his employment with us as our President and Chief Operating Officer. The Seipel Agreement became effective on March 28, 2011. Upon Mr. Seipel's resignation on February 1, 2013, the Seipel Agreement was terminated. The Seipel Agreement provided Mr. Seipel with severance benefits paid in connection with his termination of employment, as discussed in more detail in “Potential Payments Upon Termination or a Change of Control.”
Harriet Bailiss-Sustarsic, our former Executive Vice President and Chief Merchandise Officer, Wet Seal Division
On November 1, 2011, we entered into an Employment Agreement with Harriet Bailiss-Sustarsic, or the Sustarsic Agreement, setting forth the terms of her employment with us as our Executive Vice President and Chief Merchandise Officer of our Wet Seal Division. The Sustarsic Agreement became effective on November 28, 2011 and terminated October 19, 2012 upon her resignation.
Sharon Hughes, our former President and Chief Merchandise Officer, Arden B Division
On November 19, 2009, we entered into an Employment Agreement with Sharon Hughes, or the Hughes Agreement, setting forth the terms of her employment with us as our President and Chief Merchandise Officer, Arden B Division. The Hughes Agreement became effective on November 23, 2009. The Hughes Agreement terminated on November 23, 2012. Ms. Hughes continued employment with our Company, without an employment agreement, in the capacity of our President and Chief Merchandising Officer of our Arden B Division until her resignation on April 11, 2013.
Barbara Cook, our former Senior Vice President of Store Operations
On November 7, 2011, we entered into an Employment Agreement with Barbara Cook, or the Cook Agreement, setting forth the terms of her employment with us as our Senior Vice President of Store Operations. The Cook Agreement became effective on November 16, 2011 and terminated February 20, 2013 upon her resignation.

POTENTIAL PAYMENTS UPON
TERMINATION OR A CHANGE OF CONTROL
The following section discusses potential termination and change of control payment amounts assuming a hypothetical triggering event had occurred as of February 2, 2013.
A. Named Executive Officers as of the Date of this Proxy Statement
JOHN D. GOODMAN
Termination Payments/Rights
Upon Mr. Goodman's appointment as our Chief Executive Officer, our Company entered into a change of control and severance agreement with Mr. Goodman, or the Goodman Severance Agreement, setting forth the benefits that Mr. Goodman would receive upon a change of control or certain termination events. Mr. Goodman’s employment may be terminated by us or by Mr. Goodman at any time, subject to the terms and conditions of the Goodman Severance Agreement. The respective rights and obligations of Mr. Goodman and us depend upon the party that initiates the termination and the reasons for the termination.
In the event of termination of his employment without “cause” or his resignation for “good reason” (as such terms are defined in the Goodman Severance Agreement), Mr. Goodman will be entitled to receive (contingent on Mr. Goodman timely signing a Release (as defined in the Goodman Severance Agreement) and not revoking the Release):
(a) Mr. Goodman's then current base salary, multiplied by two (2), which payment will be made in a single cash lump sum payment, net of applicable withholding taxes, subject to compliance with Section 409A of the Internal Revenue Code, as amended, or Section 409A;
(b) payment by our Company of the cost of Mr. Goodman's coverage under COBRA for up two (2) years, subject to mitigation and to the extent that Mr. Goodman elects such coverage;
(c) vesting of the unvested restricted shares and option shares that are scheduled to vest within one-year of the termination date;
(d) vesting of the unvested performance shares whereby the performance goals were achieved prior to the termination date and pro-rata vesting of all other remaining unvested performance shares for which at least 50% of the applicable performance measurement period has lapsed and the respective performance goals, adjusted to reflect pro-rata goals through the fiscal quarter end nearest to the termination date, for such measurement period were achieved prior to the termination date; and
(e) pro-rata vesting of Mr. Goodman's target bonus if at least 50% of the applicable performance measurement period has lapsed and the respective performance goals, adjusted to reflect pro-rata goals through the fiscal quarter end nearest to the termination date, for such measurement period were achieved prior to the termination date.
In the event that Mr. Goodman's employment is terminated as a result of his “disability” (as such term is defined in the Goodman Agreement) or his death, Mr. Goodman will receive:
(a) accrued but unpaid salary, payment for unreimbursed expenses and accrued but unpaid employee benefits through the employment termination date; and
(b) Mr. Goodman's target bonus, based upon achievement of the applicable performance goals, for the fiscal year in which the date of termination occurs, which shall be pro-rated for the number of days Mr. Goodman was employed by our Company in the termination fiscal year.

In the event of a termination of Mr. Goodman’s employment for “cause” or his resignation without “good reason”, Mr. Goodman will receive (a) accrued but unpaid base salary, (b) payment for unreimbursed expenses, and (c) accrued but unpaid employee benefits through the employment termination date. Nevertheless, if our Board of Directors has the reasonable belief that Mr. Goodman has committed any of the acts that constitute the basis for a “cause” termination, Mr. Goodman may be suspended without pay until an investigation is concluded.

In the event Mr. Goodman terminates his employment at the end of his employment term, as specified in the Goodman Agreement, following the Company's provision to Mr. Goodman of Notice of Non-Renewal, then Mr. Goodman is entitled to receive:
(a) vesting of the unvested restricted shares and option shares that are scheduled to vest within one-year of the termination date; and

(b) vesting of the unvested performance shares whereby the performance goals were achieved prior to the termination date and pro-rata vesting of all other remaining unvested performance shares for which at least 50% of the applicable performance measurement period has lapsed and the respective performance goals, adjusted to reflect pro-rata goals through the fiscal quarter end nearest to the termination date, for such measurement period were achieved prior to the termination date.
Change of Control Payments
If we experience a “change of control” (as such term is defined in the Goodman Agreement) during the term of Mr. Goodman’s employment with us, and Mr. Goodman's employment with us is terminated by our Company without cause or by Mr. Goodman for good reason, either in contemplation of the change of control or within the 12 month period following the change of control, Mr. Goodman will be entitled to receive (contingent on Mr. Goodman timely signing a Release and not revoking the Release):
(a) a payment equal to the sum of (i) Mr. Goodman's then current base salary multiplied by two (2) and (ii) Mr. Goodman's target bonus for the fiscal year in which the termination occurs multiplied by two (2). This payment will be made in a single cash lump sum, less applicable withholding taxes, subject to compliance with Section 409A;
(b) payment by our Company of the cost of Mr. Goodman's coverage under COBRA for up to two (2) years, subject to mitigation and to the extent that Mr. Goodman elects such coverage;
(c) vesting of all outstanding and unvested restricted shares, stock options, performance shares and performance share units held by Mr. Goodman on his termination date; and
(d) pro-rata vesting of Mr. Goodman's target bonus if at least 50% of the applicable performance measurement period has lapsed and the respective performance goals, adjusted to reflect pro-rata goals through the fiscal quarter end nearest to the termination dates, for such measurement period were achieved prior to the termination date.
In the event Mr. Goodman's employment is terminated as a result of a contemplation of a change of control and a change of control does not occur, Mr. Goodman would be entitled to receive the same benefits as those provided for termination of his employment without “cause” or his resignation for “good reason,” outlined above.
The following table quantifies the severance and accelerated vesting Mr. Goodman would receive if a triggering event occurred on February 2, 2013.

Event	Total Cash Severance (1)	Value of Accelerated Equity (2)	Total
Termination Without Cause or with Good Reason	$1,630,504	$160,987	$1,791,491
Death or Disability	—	—	—
With Cause or Without Good Reason	—	—	—
Termination Without Cause or with Good Reason Following a Change of Control	$1,630,504	$482,963	$2,113,467
Termination in Contemplation of a Change of Control without a Change of Control Occurring	$1,630,504	$160,987	1,791,491
________________________

(1)
Constitutes two (2) times his 2012 base salary of $800,000, $30,504 (two years' COBRA coverage at fiscal 2012 rates), and no bonus amount since Mr. Goodman was not eligible for a target bonus in fiscal 2012.

(2)
For purposes of a termination without “cause” or with “good reason” and in contemplation of a change of control that does not occur, the value of accelerated equity with respect to the restricted shares is calculated as the product of (a) the sum of 58,118 unvested restricted shares scheduled to vest within one year of the termination date and (b) $2.77, which was our Company’s closing Class A common stock price on February 1, 2013, the last trading day of fiscal 2012. For purposes of a termination without “cause” or with “good reason” within 12 months following a “change of control,” the value of accelerated equity with respect to the restricted shares is calculated as the product of (a) 174,355 unvested restricted shares and (b) $2.77, which was our Company’s closing Class A common stock price on February 1, 2013, the last trading day of fiscal 2012. As Mr. Goodman had not yet been granted his performance shares and performance share units as of February 2, 2013, there would be no accelerated equity value with respect to performance shares in any termination events that provide for accelerated vesting.

STEVEN H. BENRUBI
Termination Payments/Rights
Effective April 8, 2013, the Company entered into an Employment Agreement Termination Agreement with Mr. Benrubi, which terminated the Benrubi Agreement, and Mr. Benrubi began participating in the Company's Severance and Change in Control Plan, as described in the 8-K filed April 11, 2013. Mr. Benrubi continues to be employed as the Company's Executive Vice President and Chief Financial Officer. Mr. Benrubi’s employment may be terminated by us or by Mr. Benrubi at any time. The respective rights and obligations of Mr. Benrubi and us under the former Benrubi Agreement depended upon the party that initiated the termination and the reasons for the termination.
In the event of a termination of Mr. Benrubi’s employment by us without “cause,” or if Mr. Benrubi terminated his employment for “good reason” (as such terms are defined in the former Benrubi Agreement) on or before August 3, 2013, Mr. Benrubi would have been entitled to receive (contingent on Mr. Benrubi signing a Release (as defined in the former Benrubi Agreement) and not revoking the Release within thirty (30) days of the termination) severance pay in an amount equal to one year’s base salary, payable in equal bi-monthly installments over a period of one (1) year, subject to compliance with Section 409A and the terms of the former Benrubi Agreement. Under the former Benrubi Agreement, Mr. Benrubi was not entitled to any additional payments in connection with his potential termination and, in the event of a termination without “cause” after August 3, 2013, Mr. Benrubi would not have been entitled to severance.
Under the former Benrubi Agreement, in the event of a termination of Mr. Benrubi’s employment for “cause” or his resignation without “good reason” (as such terms are defined in the former Benrubi Agreement) or his employment was terminated as a result of his “disability” (as such term is defined in the former Benrubi Agreement) or his death, Mr. Benrubi would have received (a) accrued but unpaid salary, (b) payment for unreimbursed expenses and (c) accrued but unpaid employee benefits through the employment termination date.
Change of Control Payments
Under the terms of the former Benrubi Agreement, Mr. Benrubi was not entitled to receive any payments in connection with a change of control. However, pursuant to the terms of his stock option and restricted stock award agreements, upon a “change of control” (as such term is defined in the Plan) during his employment with us, Mr. Benrubi’s unvested stock options and restricted stock will vest.
The following table quantifies the severance and accelerated vesting Mr. Benrubi would receive if a triggering event occurred on February 2, 2013.

Event	Total Cash Severance (1)	Value of Accelerated Equity (2)		Total
Termination Without Cause or with Good Reason	$411,875	—		$411,875
Death or Disability	—	—		—
With Cause or Without Good Reason	—	—		—
Change of Control	—	$83,100	(3)	$83,100
______________________

(1)
Pursuant to the former Benrubi Agreement, as of February 2, 2013, upon his termination without “cause” or with “good reason,” Mr. Benrubi would have been entitled to receive severance payments totaling his base salary under the former Benrubi Agreement, less applicable withholding taxes, totaling $411,875.

(2)
The value of accelerated equity with respect to previously granted stock options is $0 as the stock options were not “in the money” due to their exercise price per share being in excess of our $2.77 closing Class A common stock price on February 1, 2013, the last trading day of fiscal 2012.

(3)
The value of accelerated equity with respect to restricted stock is calculated as the product of (a) 30,000 shares of restricted stock that Mr. Benrubi would vest into and (b) $2.77, which was our Company’s closing Class A common stock price on February 1, 2013, the last trading day of fiscal 2012.

B. Named Executive Officers No Longer Employed by Our Company

SUSAN P. MCGALLA
On July 23, 2012, Ms. McGalla’s employment with our Company was terminated by our Board of Directors. Pursuant to the terms of the McGalla Agreement and the general release signed by Ms. McGalla, or the McGalla Release, Ms. McGalla was entitled to an aggregate of $3,070,375 in payments and benefits as follows:
(a) a $1,737,260 severance payment, of which $100,000 was paid on November 13, 2012 and the remainder is payable in seven (7) monthly installments, as defined in the McGalla Release, beginning February 1, 2013;
(b) payment of (i) any accrued but unpaid base compensation earned through July 23, 2012, (ii) the cash value of any accrued but unused vacation through July 23, 2012, which amount equaled $47,615, (iii) reimbursement for any unreimbursed business expenses incurred prior to July 23, 2012 to which she would otherwise have been entitled, and (iv) any amounts due under any Company benefit plan or arrangement for the period prior to July 23, 2012; and
(c) accelerated vesting of the 66,666 unvested restricted shares, valued at approximately $194,000, and 360,000 stock options, valued at approximately $558,000, that were scheduled to vest at the next annual vesting milestone following the termination date and 50% of the remaining unvested restricted shares, or 183,334 shares, valued at approximately $533,500. Ms. McGalla was provided with the continued opportunity to exercise any outstanding vested stock options for six (6) months after July 23, 2012, at the exercise price of $3.72. On January 23, 2013, all of Ms. McGalla's vested stock options were forfeited.
KENNETH D. SEIPEL
On February 1, 2013, Mr. Seipel resigned from our Company and his employment was terminated. Pursuant to the terms of the Seipel Agreement, Mr. Seipel was entitled to an aggregate of $1,789,269 in payments and benefits as follows:
(a) a $1,190,000 severance payment, payable in twelve (12) monthly installments, as defined in the Seipel Agreement, beginning thirty-five (35) days after signing a release;
(b) payment of (i) any accrued but unpaid base compensation earned through February 1, 2013, (ii) the cash value of any accrued but unused vacation through February 1, 2013, which amount equaled $84,959, (iii) reimbursement for any unreimbursed business expenses incurred prior to February 1, 2013 to which he would otherwise have been entitled, and (iv) any amounts due under any Company benefit plan or arrangement for the period prior to February 1, 2013;
(c) payment by our Company of $12,060, which represents the cost of Mr. Seipel’s coverage under COBRA for one (1) year, subject to mitigation and to the extent that Mr. Seipel elects such coverage; and
(d) accelerated vesting of the 50,000 unvested restricted shares, valued at approximately $138,500, and 100,000 stock options, valued at approximately $156,000, that were scheduled to vest at the next annual vesting milestone following the termination date and 50% of the remaining unvested restricted shares, or 75,000 shares, valued at approximately $207,750. Mr. Seipel was provided with the continued opportunity to exercise any outstanding vested stock options for six (6) months after February 1, 2013, at the exercise price of $4.00.

HARRIET BAILISS-SUSTARSIC
On October19, 2012, Ms. Sustarsic resigned from our Company and her employment was terminated. Ms. Sustarsic was not entitled to any benefits and only received accrued but unpaid base compensation earned through October 19, 2012, (ii) the cash value of any accrued but unused vacation, through October 19, 2012, which amount equaled $16,818, (iii) reimbursement for any unreimbursed business expenses incurred prior to October 19, 2012 to which she would otherwise have been entitled, and (iv) any amounts due under any Company benefit plan or arrangement for the period prior to October 19, 2012. In addition, as Ms. Sustarsic voluntarily resigned from the Company within the first 12 months of the Sustarsic Effective Date, Ms. Sustarsic repaid $8,333, representing a pro-rata portion of the $50,000 relocation allowance provided to her upon her appointment as our Executive Vice President and Chief Merchandise Officer of our Wet Seal Division.

SHARON HUGHES
On April 11, 2013, Ms. Hughes resigned from our Company. Ms. Hughes was not entitled to any benefits, however, the Company offered Ms. Hughes a severance payment equal to twelve (12) weeks of her base salary (contingent on Ms. Hughes' signing and not revoking a Release). Ms. Hughes received, (i) accrued but unpaid base compensation earned through April 11, 2013, (ii) the cash value of any accrued but unused vacation, through April 11, 2013, which amount equaled $6,244, (iii)

reimbursement for any unreimbursed business expenses incurred prior to April 11, 2013 to which she would otherwise have been entitled, and (iv) any amounts due under any Company benefit plan or arrangement for the period prior to April 11, 2013.
Ms. Hughes was also not entitled to receive any payments in connection with her termination of employment or the occurrence of a change of control. However, pursuant to the terms of her stock option and restricted stock award agreements, upon a "change of control" (as such term is defined in the Plan) during her employment with us, Ms. Hughes' unvested stock options and restricted awards would have vested.
The following table quantifies the accelerated vesting Ms. Hughes would have received if a triggering event had occurred on February 2, 2013.

Event	Total Cash Severance	Value of Accelerated Equity (1)(2)	Total
Change of Control	—	$6,648	$6,648
_____________________

(1)
The value of accelerated equity with respect to previously granted stock options is $0 as the stock options were not “in the money” due to their exercise price per share being in excess of our $2.77 closing Class A common stock price on February 1, 2013, the last trading day of fiscal 2012.

(2)
The value of accelerated equity with respect to restricted stock shares is calculated as the sum of the product of (a) 2,400 shares of restricted stock that Ms. Hughes would have vested into and (b) $2.77, which was our Company’s closing Class A common stock price on February 1, 2013, the last trading day of fiscal 2012.

BARBARA COOK
On February 20, 2013, Ms. Cook resigned from our Company and her employment was terminated. Ms. Cook was not entitled to any benefits and only received accrued, but unpaid base compensation earned through February 20, 2013, (ii) the cash value of any accrued but unused vacation, through February 20, 2013, which amount equaled $13,056, (iii) reimbursement for any unreimbursed business expenses incurred prior to February 20, 2013 to which she would otherwise have been entitled, and (iv) any amounts due under any Company benefit plan or arrangement for the period prior to February 20, 2013.
Ms. Cook was also not entitled to receive any payments in connection with her termination of employment or the occurrence of a change of control. However, pursuant to the terms of her stock option and restricted stock award agreements, upon a "change of control" (as such term is defined in the Plan) during her employment with us, Ms. Cook's unvested stock options and restricted awards would have vested.
The following table quantifies the accelerated vesting Ms. Cook would have received if a triggering event had occurred on February 2, 2013.

Event	Total Cash Severance	Value of Accelerated Equity (1)(2)	Total
Change of Control	—	$27,700	$27,700
_____________________

(1)
The value of accelerated equity with respect to previously granted stock options is $0 as the stock options were not “in the money” due to their exercise price per share being in excess of our $2.77 closing Class A common stock price on February 1, 2013, the last trading day of fiscal 2012.

(2)
The value of accelerated equity with respect to restricted stock shares is calculated as the sum of the product of (a) 10,000 shares of restricted stock that Ms. Cook would have vested into and (b) $2.77, which was our Company’s closing Class A common stock price on February 1, 2013, the last trading day of fiscal 2012.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information regarding the beneficial ownership of our Company’s Class A common stock for (i) each person known to our Company to have beneficial ownership of more than 5% of our Company’s Class A common stock and (ii) each of our Company’s directors and executive officers named in the Summary Compensation Table. Except as otherwise indicated below, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Class A common stock shown below as beneficially owned by them. Unless otherwise indicated, the address of each person listed below is c/o The Wet Seal, Inc., 26972 Burbank, Foothill Ranch, California 92610.
As of April 5, 2013, there were 89,194,404 shares of Class A common stock issued and outstanding and no shares of Class B common stock issued and outstanding. Except for information based upon Schedule 13G and Schedule 13D filings filed with the SEC, as indicated in the footnotes, beneficial ownership is stated as of April 5, 2013.

Name and Address of Stockholder	Beneficial Ownership of Shares of Class A Common Stock	Percent of Beneficial Ownership of Shares of Class A Common Stock
Paradigm Capital Management, Inc. (1) 9 Elk Street Albany, New York 12207	8,694,510	9.70%
The Clinton Group, Inc. (2) 9 West 57th Street 26th Floor -------New York, New York 10019	6,963,235	7.77%
BlackRock Inc. (3) 40 East 52nd Street New York, New York 10022	6,042,504	6.74%
The Vanguard Group, Inc. (4) 100 Vanguard Boulevard Malvern, Pennsylvania 19355	4,893,706	5.46%
Named Executive Officers and Directors
Harriet Bailiss-Sustarsic	—	*
Steven H. Benrubi (5)	222,559	*
Dorrit M. Bern (6)	71,833	*
Kathy Bronstein (6)	54,956	*
Barbara Cook (7)	30,000	*
Lynda J. Davey (6)	53,833	*
John D. Goodman (8)	626,048	*
Sharon Hughes (9)	109,940	*
Susan P. McGalla (10)	341,698	*
Mindy C. Meads (6)	53,833	*
John S. Mills (6)	53,833	*
Kenneth M. Reiss (6)	325,113	*
Kenneth D. Seipel (11)	394,214	*
All Named Executive Officers and Directors as a group (13 individuals)	2,337,860	2.62%
______________________
*    Less than 1%

(1)	As reported in Amendment No. 5 to Schedule 13G dated December 31, 2012 that was filed on February 11, 2013.

(2)
As reported in Amendment No. 11 to Schedule 13D dated and filed on February 13, 2013, the Clinton Group, Inc. beneficially owned an aggregate of 6,963,235 shares of Class A common stock, constituting approximately 7.77% of the shares of Class A common stock outstanding, as follows: (i) Clinton Spotlight Fund, L.P. ("Spotlight Fund") may be deemed the beneficial owner of 850 shares of Class A common stock, or approximately 0.00% of the outstanding shares of Class A common stock; (ii) Clinton Spotlight Master Fund, L.P. ("SPOT") may be deemed the beneficial owner of 2,869,622 shares of Class A common stock, or approximately 3.20% of the outstanding shares of Class A common stock; (iii) Clinton Magnolia Master Fund, Ltd. ("Magnolia") may be deemed the beneficial owner of 1,058,433 shares of Class A common stock, or approximately 1.18% of the outstanding shares of Class A common stock; (iv) Clinton Retail Opportunity Partnership, L.P. ("CROP") may be deemed the beneficial owner of 2,006,858 shares of Class A common stock, or approximately 2.24% of the outstanding shares of Class A common stock; (v) Clinton Special Opportunities

Master Fund, Ltd. ("CSO") may be deemed the beneficial owner of 557,132 shares of Class A common stock, or approximately 0.62% of the outstanding shares of Class A common stock (vi) Clinton Relational Opportunity Master Fund, L.P. ("CREL") may be deemed the beneficial owner of 470,340 shares of Class A common stock, or approximately 0.52% of the outstanding shares of Class A common stock; (vii) Clinton Group, Inc. ("CGI") may be deemed the beneficial owner of the 6,963,235 shares of Class A common stock owned by SPOT, Magnolia, CROP, CSO, and CREL, or approximately 7.77% of the outstanding shares of Class A common stock; and (v) George E. Hall may be deemed the beneficial owner of the 6,963,235 shares of Class A common stock owned by Spotlight Fund, SPOT, Magnolia, CROP, CSO, CREL and CGI, or approximately 7.77% of the outstanding shares of Class A common stock.

(3)	As reported in Amendment No. 3 to Schedule 13G dated December 31, 2012 that was filed on February 4, 2013.

(4)	As reported in Amendment No. 1 to Schedule 13G dated December 31, 2012 that was filed on February 7, 2013.

(5)
Includes (i) 46,567 restricted shares of our Company’s Class A common stock which are subject to vesting restrictions and have voting rights, and (ii) 90,000 shares of our Company’s Class A common stock issuable upon the exercise of options that have vested or will vest within 60 days of April 5, 2013.

(6)	Includes 39,711 restricted shares of our Company’s Class A common stock which are subject to vesting restrictions and have voting rights.

(7)	Includes 30,000 shares of our Company’s Class A common stock issuable upon the exercise of options that have vested as of April 5, 2013.

(8)	Includes 392,547 restricted shares of our Company’s Class A common stock which are subject to vesting restrictions and have voting rights.

(9)
Includes (i) 2,400 restricted shares of our Company’s Class A common stock which are subject to vesting restrictions and have voting rights, and (ii) 91,000 shares of our Company’s Class A common stock issuable upon the exercise of options that have vested or will vest within 60 days of April 5, 2013.

(10)
Represents all vested performance and restricted shares of our Company's Class A common stock held as of November 13, 2012, the date the vesting of certain of such shares was accelerated as a result of Ms. McGalla's termination from our Company and pursuant to the McGalla Agreement.

(11)
Represents all vested performance and restricted shares of our Company's Class A common stock held as of March 8, 2013, the date the vesting of certain of such shares was accelerated as a result of Mr. Seipel's termination from our Company and pursuant to the Seipel Agreement. Includes 200,000 shares of our Company’s Class A common stock issuable upon the exercise of options that have vested as of April 5, 2013.

POLICY ON AUDIT COMMITTEE PRE-APPROVAL OF AUDIT AND PERMISSIBLE
NON-AUDIT SERVICES OF INDEPENDENT AUDITORS
Consistent with the policies of the SEC regarding auditor independence, our Audit Committee is responsible for appointing, setting compensation for and overseeing the work of the independent auditors. In recognition of this responsibility, our Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent auditors.
Audit services are services rendered by the independent auditors for the audit of financial statements and review of financial statements included in our Company’s Quarterly Report on Form 10-Q or services that are normally provided by the independent auditors in connection with statutory and regulatory filings or engagements. In addition, the independent auditors engage in a review of the effectiveness of our Company’s internal control over financial reporting.
Audit-related services are for assurance and related services performed by the independent auditors that are reasonably related to the performance of the audit or review of the financial statements.
Tax services include all services performed by the independent auditors for tax compliance, tax planning and tax advice, including professional services rendered for preparation and review of the federal and state corporate income tax returns, preparation of the Company’s Puerto Rico corporate income tax return and miscellaneous tax advice and tax planning related to federal and state income and other tax issues.
Prior to engagement of the independent auditors for the following year’s audit, management will submit an aggregate of services expected to be rendered during that year for each of the four categories of services to our Audit Committee for approval. Our Audit Committee then pre-approves these services by category of service. The fees are budgeted and our Audit Committee requires the independent auditors and management to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent auditors for additional services not contemplated in the original pre-approval. In those instances, our Audit Committee generally requires specific pre-approval before engaging the independent auditors. The Audit Committee may delegate the authority to pre-approve the services of the independent auditors to one or more designated members of the Audit Committee with any such pre-approval reported to the Audit Committee at its next regularly scheduled meeting.

PRINCIPAL ACCOUNTANT FEES AND SERVICES
General
The fees incurred by our Company for Deloitte & Touche LLP’s services for fiscal 2011 are set forth in our Company’s Proxy Statement dated April 6, 2012, which have been updated in this Proxy Statement to reflect final amounts of fees incurred. Such fees for fiscal 2012 are subject to subsequent adjustment if final amounts billed differ from the current estimates. During fiscal 2011 and 2012, fees for services provided by Deloitte & Touche LLP were as follows:
Audit Fees
The aggregate fees incurred by our Company for Deloitte & Touche LLP’s audit of our Company’s annual financial statements, the issuance of consents, the reviews of the financial statements included in our Company’s Quarterly Reports on Form 10-Q and audit of our Company’s internal control over financial reporting totaled $703,000 and $771,000 in fiscal 2011 and 2012, respectively.
Audit-Related Fees
The aggregate fees billed to our Company by Deloitte & Touche LLP for audit-related services totaled $2,200 and $11,300 in fiscal 2011 and 2012, respectively.
Tax Fees
The aggregate fees billed to our Company by Deloitte & Touche LLP for tax compliance, tax advice and tax planning services totaled $36,600 and $34,800 in fiscal 2011 and 2012, respectively.
All Other Fees
Other than services described above, there were no other fees billed by Deloitte & Touche LLP for services rendered to our Company in fiscal 2011 and 2012.
Approval of Fees
All of the services for which audit fees, audit-related fees and tax fees were billed to our Company were approved by the Audit Committee.

REPORT OF THE AUDIT COMMITTEE
Our Audit Committee serves as the representative of our Board of Directors for general oversight of our Company’s financial accounting and reporting, systems of internal control and audit process, and monitoring compliance with laws and regulations and standards of business conduct. Our Audit Committee operates under a written charter, a copy of which is available on our Company’s website at www.wetsealinc.com.
Management of our Company has the primary responsibility for preparing the financial statements of our Company, including our Company’s internal controls, as well as our Company’s financial reporting process. Deloitte & Touche LLP, an independent registered public accounting firm acting as our Company’s independent auditor, is responsible for performing an independent audit of our Company’s consolidated financial statements in accordance with the standards of the United States Public Company Accounting Oversight Board and issuing a report thereon and as to its assessment of the effectiveness of our Company's internal control over financial reporting.
In this context, our Audit Committee hereby reports as follows:

•
Our Audit Committee has reviewed and discussed the audited financial statements for fiscal 2012 with our Company’s management and Deloitte & Touche LLP, an independent registered public accounting firm, acting as our Company’s independent auditor. Additionally, our Audit Committee has reviewed and discussed, with management and with Deloitte & Touche LLP, Deloitte & Touche LLP’s attestation on internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002.

•
Our Audit Committee has discussed with Deloitte & Touche LLP the matters required to be discussed by the rules of the Public Company Accounting Oversight Board (“PCAOB”), including U.S. Auditing Standard Section 380. This included (a) the auditor’s judgments about the quality, not just the acceptability, of the accounting principles as applied in The Wet Seal, Inc.’s financial reporting, (b) the methods used to account for significant unusual transactions, (c) the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus, (d) the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditor’s conclusions regarding the reasonableness of those estimates and (e) disagreements with management over the application of accounting principles, the basis for management’s accounting estimates and disclosures in the financial statements.

•
Our Audit Committee has received the written disclosures and the letter from Deloitte & Touche LLP, as required by applicable requirements of the PCAOB, regarding the independent accountant's communications with the Audit Committee concerning independence, and has discussed with Deloitte & Touche LLP the matter of that firm’s independence.

•
Based on the review and discussion referred to in the three bullet points above, our Audit Committee recommended to our Board of Directors and our Board of Directors has approved that the audited financial statements of our Company for fiscal 2012 be included in the 2012 Annual Report, for filing with the SEC.

The Audit Committee
For fiscal 2012:
Kenneth M. Reiss (Chairman)
Dorrit M. Bern
John S. Mills
The foregoing Report of our Audit Committee does not constitute soliciting materials and shall not be deemed filed or incorporated by reference in any previous or future documents filed by our Company with the SEC under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that our Company specifically incorporates the report by reference in any such document.

PROPOSAL 3
RATIFICATION OF APPOINTMENT OF THE INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
General
Upon recommendation of our Audit Committee, our Board of Directors proposes that the stockholders ratify the appointment of Deloitte & Touche LLP, an independent registered public accounting firm, to serve as the independent auditor of our Company for fiscal 2013. Deloitte & Touche LLP served as the independent auditor of our Company for fiscal 2012.
Neither our Company’s Restated Certificate of Incorporation, as amended, nor its Bylaws, as amended, require that the stockholders ratify the selection of our Company’s independent auditor. Our Company is doing so because our Company believes it is a matter of good corporate practice. If the stockholders do not ratify the selection, our Board of Directors and our Audit Committee will reconsider whether to retain Deloitte & Touche LLP, but may retain such independent auditor. Even if the appointment is ratified, our Board of Directors and our Audit Committee, in their discretion, may change the appointment at any time during the year if they determine that such change would be in the best interest of our Company and its stockholders.
Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting and will be available to make a statement if they desire and are expected to respond to appropriate inquiries from stockholders.
Required Vote
Ratification of the appointment of Deloitte & Touche LLP as our Company’s independent auditor requires the affirmative vote of a majority of the votes cast by holders of the outstanding shares of the Company’s Class A common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the Proposal. Abstentions will not be counted as votes cast with respect to this Proposal. Because brokers will have discretion to vote shares of the Company’s common stock in their discretion without the direction of their clients on this Proposal 3, there will not be any broker non-votes with respect to this Proposal 3.
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF APPOINTMENT OF DELOITTE & TOUCHE LLP, AN INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, AS OUR COMPANY’S INDEPENDENT AUDITOR FOR FISCAL 2013.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act and the rules issued thereunder require that our directors, certain of our executive officers and beneficial owners of more than ten percent of a registered class of our equity securities file reports of ownership and changes in ownership with the SEC. Our Company believes that during the fiscal year ended February 2, 2013, all such filing requirements were satisfied by our Company’s officers, directors and ten percent stockholders.
OTHER MATTERS TO COME BEFORE THE 2013 ANNUAL MEETING
Our Board of Directors knows of no other business to come before the Annual Meeting. However, if any other matters are properly brought before the Annual Meeting, the persons named in the accompanying form of proxy or their substitutes will vote in their discretion on such matters.
SOLICITATIONS
The cost of this solicitation of proxies will be borne by our Company. Arrangements may be made with brokerage houses, custodians, nominees and fiduciaries to send proxies and materials to their principals and, upon request, our Company will reimburse them for their expenses in so doing.
STOCKHOLDER PROPOSALS FOR PRESENTATION AT THE 2014 ANNUAL MEETING
Pursuant to Rule 14a-8 of the Exchange Act, if a stockholder of our Company wishes to submit a proposal for consideration at the 2014 Annual Meeting to be included in the Proxy Statement relating to that meeting, the proposal must be received at the principal executive offices of our Company no later than the close of business on the 120th day before the first anniversary of the date on which this Proxy Statement is released to stockholders. If our 2014 Annual Meeting is held within 30 days of May 23, 2014, any stockholder proposals for the 2014 Annual Meeting which are received by December 18, 2013 would be considered timely for inclusion in the Proxy Statement relating to the 2014 Annual Meeting. However, if our 2014 Annual Meeting is held more than 30 days before or after May 23, 2014, then the deadline for submitting stockholder proposals for inclusion in the Proxy Statement relating to the 2014 Annual Meeting is a reasonable time before we begin to print and distribute the proxy materials for the 2014 Annual Meeting. Stockholders who intend to nominate persons for election as directors at the 2014 Annual Meeting must comply with the advance notice procedures and other provisions set forth in this Proxy Statement in order for such nomination to be properly brought before the 2014 Annual Meeting.
Any stockholder proposal for the 2014 Annual Meeting which is submitted outside the processes of Rule 14a-8 shall be considered untimely unless written notice of such proposal is received by the Secretary of our Company no later than the close of business on February 22, 2014 or no earlier than the opening of business on January 23, 2014. However, if the 2014 Annual Meeting is not within 45 days before or after May 23, 2014, notice by the stockholder shall be considered untimely unless it is received no later than the later of (i) the close of business on the 90th day before the meeting or (ii) the close of business on the tenth day following the day on which public announcement of the date of the 2014 Annual Meeting is first made, nor earlier than the opening of business on the 120th day before the meeting.

PROXY	THE WET SEAL, INC.	PROXY
ANNUAL MEETING
Solicited on behalf of our Board of Directors
for the Annual Meeting of Stockholders to be held on May 23, 2013
The undersigned, a stockholder in The Wet Seal, Inc., a Delaware corporation, appoints John D. Goodman and Steven H. Benrubi, or either of them, as the undersigned’s true and lawful agents and proxies, each with full power of substitution, to vote all shares of stock that the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of The Wet Seal, Inc. to be held at our Company’s principal executive offices, located at 26972 Burbank, Foothill Ranch, California 92610, on Thursday, May 23, 2013, at 10:00 a.m., Pacific time, or any adjournment, postponement or extension thereof with respect to the following matters which are more fully explained in our Proxy Statement dated April 18, 2013, receipt of which is acknowledged by the undersigned.
UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL SEVEN NOMINEES FOR DIRECTORS, FOR PROPOSAL 2, AND FOR PROPOSAL 3 AS MORE SPECIFICALLY SET FORTH IN OUR PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.
(Continued and to be Signed on Reverse Side)

ANNUAL MEETING OF STOCKHOLDERS OF
THE WET SEAL, INC.
May 23, 2013
Important Notice Regarding Internet Availability of Proxy Materials
for the 2013 Annual Meeting of Stockholders to be held on May 23, 2013.
This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting.
The following materials are accompanying this notice and are available for view at our website at www.wetsealinc.com under the “Investor Relations” tab:
—2013 Notice and Proxy Statement
—Annual Report for Fiscal Year ended February 2, 2013
Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.

â Please detach along perforated line and mail in the envelope provided. â

20830000000000000000 4	052207
OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL SEVEN NOMINEES, “FOR” PROPOSAL 2, AND “FOR” PROPOSAL 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS
SHOWN HERE: ☒

					FOR	AGAINST	ABSTAIN
1. Election of Directors - Our Board recommends a vote FOR each of the following nominees:				2. Approval, on an advisory basis, of the compensation of The Wet Seal, Inc.’s named executive officers	☐	☐	☐
	FOR	AGAINST	ABSTAIN
Dorrit M. Bern	☐	☐	☐		FOR	AGAINST	ABSTAIN
Kathy Bronstein	☐	☐	☐	3. The ratification of the appointment of Deloitte & Touche LLP as Independent Registered Public Accounting Firm of The Wet Seal, Inc. for fiscal 2013	☐	☐	☐
Lynda J. Davey	☐	☐	☐
John D. Goodman	☐	☐	☐
Mindy C. Meads	☐	☐	☐
John S. Mills	☐	☐	☐
Kenneth M. Reiss	☐	☐	☐

To change the address on your account, please check the box at right and indicate your new address in the address space above.
Please note that changes to the registered name(s) on the
account may not be submitted via this method.
☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.